UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material under Sec. 240.14a-11 (c) or Sec. 240.14a-12

CONCURRENT COMPUTER CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of  Person (s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

RETURN OF PROXY

Please follow the instructions for voting provided to you and vote your shares even if you plan to attend the meeting.  If you attend the meeting and vote in person, the proxy will not be used.  The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.

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Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Concurrent Computer Corporation 2011 Annual Meeting of Stockholders to be held at the corporate office of Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 8:00 a.m. on Wednesday, October 26, 2011.

Your vote is important.  To be sure your shares are voted at the meeting, even if you plan to attend the meeting in person, please follow the instructions provided to you and vote your shares today.  This will not prevent you from voting your shares in person if you are able to attend.  Your cooperation is appreciated since a majority of the outstanding shares of Concurrent’s common stock must be represented, either in person or by proxy, to constitute a quorum.

I have prepared a letter to all stockholders that summarizes our performance for fiscal year 2011, both in terms of our financial and market achievements.  The letter also reviews industry trends and our strategic priorities for fiscal year 2012 and beyond.  I invite you to read the letter that we have posted on our web site at www.ccur.com on the Investors page.  If you would like a copy of the letter, you may contact our corporate secretary at 678-258-4000 or email us at investor.relations@ccur.com, and we will be pleased to send you a copy.

We look forward to meeting with you on October 26, 2011.

Sincerely,

/s/ Dan Mondor
Dan Mondor
President and Chief Executive Officer

Duluth, Georgia
September 12, 2011

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CONCURRENT COMPUTER CORPORATION

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, OCTOBER 26, 2011

The 2011 Annual Meeting of Stockholders of Concurrent Computer Corporation (“Concurrent”) will be held at Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 8:00 a.m. on Wednesday, October 26, 2011.  The meeting is being held to consider and act upon the following matters:

(1)	To elect five (5) directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders;

(2)	To ratify the appointment of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2012;

(3)	To approve the adoption of the Concurrent Computer Corporation 2011 Stock Incentive Plan; and

(4)	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has established August 29, 2011 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting.  Only holders of record of common stock at the close of business on August 29, 2011, will be entitled to vote.  A list of stockholders as of the record date will be available for inspection by stockholders at Concurrent’s headquarters, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, during regular business hours in the ten-day period prior to the meeting and at the place of the meeting on the day of the meeting.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Kirk L Somers
Kirk L. Somers
Executive Vice President and Secretary

Duluth, Georgia
September 12, 2011

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CONCURRENT COMPUTER CORPORATION
4375 River Green Parkway, Suite 100
Duluth, Georgia  30096

PROXY STATEMENT

This proxy statement and proxy card are first being sent to stockholders on or about September 13, 2011, and are furnished in connection with the solicitation of proxies to be voted at the 2011 Annual Meeting of Stockholders.  The Annual Meeting will be held at Concurrent Computer Corporation’s corporate headquarters, located at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 at 8:00 a.m. on Wednesday, October 26, 2011.  Your proxy is solicited by Concurrent’s Board of Directors (the “Board”).

ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because, as of the close of business on August 29, 2011, you owned shares of Concurrent common stock.  This proxy statement describes in detail issues on which we would like you, our stockholder, to vote.  It also gives you information on these issues so that you can make an informed decision.

When you execute your proxy, you appoint Dan Mondor and Emory O. Berry each as your representatives at the annual meeting.  Mr. Mondor and/or Mr. Berry will vote your shares at the meeting as you have instructed them on the proxy card.  This way, your shares will be voted whether or not you attend the annual meeting.  Even if you plan to attend the meeting, it is a good idea to complete, sign, date and return your proxy card in advance of the meeting in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Mondor and/or Mr. Berry will vote your shares, under your proxy, in accordance with their best judgment.

What am I voting on?

You are being asked to vote on:  (1) the election of five directors, (2) the ratification of the appointment of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2012, and (3) the approval of the adoption of the Concurrent Computer Corporation 2011 Stock Incentive Plan.

No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Who is entitled to vote?

Stockholders as of the close of business on August 29, 2011 are entitled to vote.  This is referred to as the record date.  Each share of common stock is entitled to one vote.

How do I vote?

You may vote via the Internet. Depending on how your shares are held, you may be able to vote via the Internet.  If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote via telephone.  Depending on how your shares are held, you may be able to vote via telephone.  If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote by mail.  You do this by signing your proxy card and mailing it in the prepaid and addressed envelope.

You may vote in person at the meeting.  Written ballots will be passed out to anyone who wants to vote at the meeting.  If you hold your shares through a broker, bank or other nominee, you must request a legal proxy from your stockbroker in order to vote at the meeting.  Please note that if you request a legal proxy, any previously submitted proxy will be revoked and your shares will not be voted unless you attend the annual meeting and vote in person or appoint another proxy to vote on your behalf.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions.  If you hold your shares in the name of a broker, bank or other nominee, the availability of telephone and Internet voting depends on their voting processes.  Street name holders may vote in person only if they have a legal proxy as described above.

How many votes do you need to hold the meeting?

As of August 29, 2011, there were 9,210,000 shares of Concurrent’s common stock outstanding and each share is entitled to one vote.  A majority of Concurrent’s outstanding shares as of the record date, equal to 4,605,001 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business.  This is called a quorum.

Your shares will be counted as present at the meeting if you:

•	vote via the Internet or by telephone;
•	properly submit a proxy (even if you do not provide voting instructions); or
•	attend the meeting and vote in person.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with a broker, bank or other nominee.  Please sign and return all proxy cards to ensure that all your shares are voted.  In the future, you may wish to consolidate as many of your transfer agent accounts or accounts with brokers, banks or other nominees as possible under the same name and address for better customer service.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•	sending written notice to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 so that it is received prior to October 26, 2011;
•	voting again over the Internet or via telephone, if available, prior to 11:59 p.m., Eastern time on October 25, 2011;
•	signing another proxy with a later date and sending it so that it is received by Concurrent’s corporate secretary prior to October 25, 2011; or
•	voting at the meeting.

How may I vote for the nominees for election of director?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the five nominees for director;
•	WITHHOLD AUTHORITY to vote for the five nominees; or
•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees.

How many votes must the nominees for election of director receive to be elected?

Directors are elected by a plurality vote.  As a result, the five nominees receiving the highest number of affirmative votes will be elected as directors.  This number is called a plurality.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter event, shares represented by proxies may be voted for a substitute nominee.

How may I vote for the ratification of the appointment of the independent registered public accountants?

With respect to the proposal to ratify the appointment of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2012, you may:

•	vote FOR ratification;
•	vote AGAINST ratification; or
•	ABSTAIN from voting on the proposal.

How many votes must the ratification of the appointment of the independent registered public accountants receive to pass?

The ratification of the appointment of the independent registered public accountants must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting to pass.

How may I vote for the adoption of Concurrent’s 2011 Stock Incentive Plan?

With respect to the proposal to adopt the 2011 Stock Incentive Plan, you may:

•	vote FOR adoption;
•	vote AGAINST adoption; or
•	ABSTAIN from voting on the proposal.

How many votes must the adoption of Concurrent’s 2011 Stock Incentive Plan receive to pass?

The adoption of the 2011 Stock Incentive Plan must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR the five named director nominees,  FOR the ratification of the appointment of the independent registered public accountants and FOR the adoption of Concurrent’s 2011 Stock Incentive Plan.  In addition, your proxy will be voted in the discretion of Mr. Mondor and/or Mr. Berry with respect to any other business that properly comes before the meeting.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum.  If a quorum is present, WITHHOLD AUTHORITY votes have no effect on the outcome of a vote on the election of directors.  However, abstentions will have the effect of a vote AGAINST the ratification of the appointment of the independent registered public accountants and AGAINST the adoption of Concurrent’s 2011 Stock Incentive Plan.

Will my shares be voted if I do not vote my proxy?

If your shares are held in “street name” through a bank, broker or other nominee, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions.  These circumstances include certain “routine” matters, such as the ratification of the appointment of our independent registered public accountants.  Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.  When a brokerage firm votes its customers’ unvoted shares on routine matters without receiving voting instructions, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.

A brokerage firm cannot vote customers’ shares on non-routine matters, which includes the election of directors and the adoption of a stock plan.  If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.  Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting, but will not be counted in determining the number of shares necessary for the election of directors or other non-routine matters.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and will publish the final results in a Current Report on Form 8-K filed within four business days after the meeting.  The report will be filed with the Securities and Exchange Commission (“SEC”), and you may obtain a copy by contacting the corporate secretary at (678) 258-4000 or the SEC at (800) SEC-0330 for the location of the nearest public reference room, through our website at www.ccur.com or the SEC’s EDGAR system at www.sec.gov.

How do I obtain a copy of the 2011 Annual Report to Stockholders and the 2011 Annual Report on Form 10-K?

Concurrent’s Annual Report to Stockholders for the year ended June 30, 2011, which includes our Form 10-K for the year ended June 30, 2011, accompanies this proxy statement.  In addition, Concurrent’s Annual Report to Stockholders for the year ended June 30, 2011 (which includes the 2011 Form 10-K), as well as this proxy statement can be found on the Internet at our web site at www.ccur.com under the Investors page.  However, the Annual Report forms no part of the material for the solicitation of proxies.

At the written request of any common stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, a copy of our 2011Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto.  If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee.  Requests for copies of our Annual Report on Form 10-K should be mailed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

ELECTION OF DIRECTORS
(Item 1 of Notice)

In accordance with our Bylaws, the Board has fixed the number of directors at five members.  The following nominees are standing for re-election to the Board at the meeting:  Charles Blackmon, Larry L. Enterline, C. Shelton James, Dan Mondor and Steve G. Nussrallah.  Directors will be elected to hold office until the 2012 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

There are no arrangements or understandings between any nominee and any other person pursuant to which he was or is to be selected as a director or nominee.  None of the nominees or any of the incumbent directors has a family relationship with any other nominee or director or any executive officer of Concurrent or any of its subsidiaries.  The Board has determined that all the nominees are independent within the meaning of the Nasdaq listing standards other than Mr. Mondor, who serves as Concurrent’s President and Chief Executive Officer.

The Board unanimously recommends a vote “FOR” the nominees for Director.

Nominees for Election of Director

Information on each of the nominees for the Board, including each nominee’s principal occupation and business experience for at least the last ten years and the names of other publicly held companies for which he serves as a director or has served as a director in the last five years, is set forth below.

Charles Blackmon.  Age 62 and a director since April 2003.  Since June 2005, Mr. Blackmon has been Senior Vice President for Timberland Harvesters, LLC, a corporation that buys and sells timber and land.  From June 2004 until March 2005, he served as Vice President and Chief Financial Officer of Interline Brands, Inc., a public company that acts as a direct marketer and distributor of maintenance, repair and operations products, including plumbing, electrical, hardware, security hardware, HVAC and other related items.  From 1980 until joining Interline Brands, Mr. Blackmon was with MAGNATRAX Corporation, a company specializing in manufacturing products for the construction industry.  Throughout his career with MAGNATRAX, Mr. Blackmon played a significant role in financial reporting and corporate administration responsibilities, including, from 1994 to 1996, as Vice President, Finance and Administration; from 1996 to 2002, as Executive Vice President and Chief Financial Officer; and from November 2002 to June 2004, as Vice President responsible for special financial and operational projects.  He also served as a director of MAGNATRAX from 1999 to 2002.  Mr. Blackmon was the Principal Financial Officer for American Buildings Company, a predecessor of MAGNATRAX, during its initial public offering and the five years that it was a public company.  Prior to his employment with MAGNATRAX, Mr. Blackmon served for several years in public accounting.  He has over 28 years of financial management experience and is a certified public accountant.

We believe Mr. Blackmon’s expertise in accounting, financial controls and financial reporting, operational knowledge of manufacturing and sales gained through senior executive positions and experience as a chief financial officer of a public company, qualify him to serve as a director of our Board.

Larry L. Enterline. Age 58 and a director since October 2005.  On March 11, 2011, FOX Racing Shox, a manufacturer of high-performance shock absorbers and racing suspension products, announced that Mr. Enterline was appointed its Chief Executive Officer.  From April 2010 to his appointment with FOX, Mr. Enterline was the Chief Executive Officer of Vulcan Holdings, Inc., a private investment firm.  From February 2006 to April 2010, Mr. Enterline served as the Chief Executive Officer and director for Comsys IT Partners Inc., a leading IT staffing and solutions company with 50 offices across the U.S. and three international offices.  From September 2004 to February 2006, Mr. Enterline served as the Chief Executive Officer for Strategic Management Inc., a private investment company.  From December 2000 to September 2004, Mr. Enterline served as the Chief Executive Officer and Chairman of the Board for Personnel Group of America/Venturi Partners, Inc.  From 1989 to 2000, Mr. Enterline served in various management roles with Scientific-Atlanta, Inc. including Senior Vice President in charge of the worldwide sales and service organization.  MrEnterline also serves on the board of directors of Raptor Networks Technology Inc., which provides standards-based and unique patent pending switching technologies that are modular and can benefit networks that incorporate newer applications such as video, VoIP, storage networks and other high-bandwidth network applications.

We believe Mr. Enterline’s lengthy experience as a senior executive at publicly traded companies, service on other public company boards and leadership experience and familiarity with issues facing the technology industry gained through serving as Chief Executive Officer of a leading provider of information technology services, qualify him to serve as a director of our Board.

C. Shelton James.  Age 71 and a director since July 1996.  Mr. James has been President of C.S. James & Associates, a business advisory firm, since May 2000.  Mr. James was Chief Executive Officer of Technisource, Inc., an IT staffing company, from December 2001 to July 2002.  From August 1999 to March 2000, Mr. James served as Chairman and Chief Executive Officer of Cyberguard Corporation, a provider of information security solutions.  From May 1991 to October 1999, Mr. James served as Chief Executive Officer of Elcotel, Inc., a public company that manufactures telecommunications equipment.  From 1990 until June 1999, Mr. James was Executive Vice President and then President of Fundamental Management Corporation, an investment management firm specializing in active investment in small capitalization companies.  Prior to 1990, Mr. James was Executive Vice President of Gould, Inc., a diversified electronics company, and President of Gould’s Computer Systems Division.  Mr. James is a director of CSP Inc., a public company that develops and markets Internet software business solutions, image processing software, network management integration services and high-performance cluster computer systems.  During the course of his career, Mr. James was a CPA and worked in public accounting, served as a Chief Financial Officer for Systems Engineering Labs, and has served on 10 public company boards and nine audit committees.

We believe Mr. James’ extensive service on other public company boards, including his vast experience on audit committees, expertise in accounting, financial controls and financial reporting and operational knowledge of the implementation and development of information technology and software solutions gained through his past experience serving as a chief executive officer in the technology industry, qualify him to serve as a director of our Board.

Dan Mondor, Age 56, President, Chief Executive Officer and Director since April 2008.  Mr. Mondor has over 30 years of telecommunications industry experience with leading global corporations.  Mr. Mondor has held a number of senior executive positions with Mitel Networks, Inc., Nortel Networks, Inc. and Siemens Corporation.  Prior to joining Concurrent, Mr. Mondor was President of Mitel Networks, Inc., the U.S. subsidiary of Mitel Corporation, a privately-held provider of voice, video and collaborative communication solutions, starting in February 2007.  Mr. Mondor was with Nortel Networks, a publicly-held provider of communications solutions, from May 1990 to January 2007 where he held a number of senior executive positions in general management, marketing and sales.  He was Vice President of Solutions at Nortel from November 2005 to January 2007 with responsibility for cable, telco, and enterprise solutions in North America.  Mr. Mondor served as Vice President and General Manager for Nortel's Global Cable Solutions from April 2004 to November 2005, and as Vice President, North America Cable Sales from November 2002 to April 2004.  Mr. Mondor joined Nortel in 1990 as Product Line Manager of their optical product line and served in positions of increasing responsibility including Vice President of Worldwide Marketing for their Optical Networks division from 1999 to 2002.  He was with Siemens from 1984 to 1990 and served in positions of increasing responsibility including Director of Strategic Planning for their U.S. transmission business.  Mr. Mondor began his career in the telecommunications industry with Bell-Northern Research in 1979.

We believe Mr. Mondor’s day-to-day leadership as our Chief Executive Officer, extensive experience in the telecommunications industry gained from senior executive positions at leading global corporations and unique understanding of our operations, opportunities and challenges, qualify him to serve as a director of our Board.

Steve G. Nussrallah.  Age 61 and Chairman of Concurrent’s Board of Directors since October 2000.  Mr. Nussrallah has been a general partner of Value Plus Ventures, a private equity firm, since December 2007.  He was a General Partner at Noro-Moseley Partners, a venture capital firm, from January 2001 to November 2007.  He served as Concurrent’s President and Chief Executive Officer from January 2000 to December 2000.  From July 2002 to June 2005, Mr. Nussrallah was a director for Cypress Communications Holding, Inc., a public company that provides building centric voice, data, and video services to small and medium sized businesses.  From January 2002 to November 2007, Mr. Nussrallah was a director for EG Technology, Inc., a private company that manufactures digital video signal processing equipment for television distribution over cable, satellite and IPTV networks.

We believe Mr. Nussrallah’s deep understanding of the technology industry from his many years serving in senior leadership roles at technology companies, mergers and acquisitions experience from his work in venture capital, technical expertise provided by his engineering education and various operational positions throughout his career and extensive knowledge of our operations and industry gained through his past experience as our chief executive officer, qualify him to serve as a director of our Board.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD

Concurrent is organized under the laws of the State of Delaware and is governed by a Board.  As permitted under Delaware law and Concurrent’s Certificate of Incorporation and Bylaws, the Board has established and delegated certain authority and responsibility to four standing committees: the Executive Committee, the Audit Committee, the Nominating Committee, and the Compensation Committee.  The Board annually reviews the membership of and the authority and responsibility delegated to each committee.

Concurrent’s Board is committed to sound business practices, transparency in financial reporting and effective corporate governance.  The Board annually reviews Concurrent’s corporate governance policies and practices in light of the requirements of applicable law and the listing standards of Nasdaq.  Concurrent’s Board meets regularly and no less than twice a year in executive sessions which are comprised of the independent directors.  Concurrent has adopted Corporate Governance Guidelines (“Guidelines”), a Business Code of Ethics and Compliance Policies for all employees, a Code of Ethics for Senior Executive and Financial Officers, and an Accounting/Auditing Complaint Policy.  Concurrent’s Guidelines, codes of ethics and its Accounting/Auditing Complaint Policy are available on Concurrent’s corporate website at www.ccur.com on the Investors page under Corporate Governance.  Any amendments to, or waivers of, our Code of Ethics for Senior Executive and Financial Officers will be disclosed on our website promptly following the date of such amendment or waiver.

Board Leadership Structure and Role in Risk Oversight

Mr. Nussrallah has served as the Chairman of our Board since 2000. Our Guidelines provide that the Chairman will be an independent director under applicable legal and regulatory rules. The Chairman is elected by and from the members of the Board.

We believe it is beneficial to have a non-executive Chairman who is responsible for leading the Board. We also believe our President and Chief Executive Officer should be principally responsible for running the Company. Under our Guidelines and our Bylaws, our non-executive Chairman:

•	provides leadership to the Board to ensure that the Board functions in an independent, cohesive fashion;

•	presides at Board meetings, all meetings of independent directors (including executive sessions) and shareholder meetings;

•	sees that all orders, resolutions and policies adopted or established by the Board are carried into effect;

•	consults with the Nominating Committee and Chief Executive Officer on an changes to committee chairs and membership; and

•	prepares and circulates an agenda for each Board meeting in consultation with the Chief Executive Officer.

 Our Board has four independent members and only one non-independent member, our Chief Executive Officer. We have three standing board committees (Audit, Compensation and Nominating) comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the Board by our non-executive Chairman, benefits our Company and our stockholders.

Under the Guidelines, our Board provides oversight of the Company’s risk management processes. Pursuant to the Guidelines and the Charter of our Audit Committee, the Audit Committee is primarily responsible for reviewing policies with respect to risk assessment and risk management and meeting periodically with management to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures. The Audit Committee periodically receives reports from management regarding the Company’s assessment of risks.  The Audit Committee also reports regularly on these matters to the full Board, which the Board considers in assessing the Company’s risk profile. Each of our Board committees also considers the risks within its area of responsibilities. For example, in accordance with its Charter, our Compensation Committee reviews the Company’s incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and periodically considers the relationship between risk management and incentive compensation. We believe that the leadership structure of our Board supports its effective oversight of the Company’s risk management.

Directors

The responsibility of the directors is to provide direction and oversight and to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its stockholders.  In discharging that obligation consistent with their fiduciary duties to stockholders, directors are entitled to rely on the honesty and integrity of the Company’s executives and its outside advisors and auditors.  Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities with due care.  Directors are expected to review in advance any information distributed before meetings.

Board Attendance

During fiscal year 2011, there were nine meetings of the Board.  All the directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the Board on which he served.

The Board has adopted a policy that each director is encouraged to attend Concurrent’s regularly scheduled Annual Meeting of Stockholders. All of the directors at the time of Concurrent’s 2010 Annual Meeting of Stockholders attended the meeting.

Committees of the Board

The membership of each of the Board’s standing committees as of September 1, 2011, is indicated in the table below:

Director	Compensation	Audit	Nominating	Executive

Charles Blackmon	Chair	X	X	X
Larry L. Enterline		X	Chair
C. Shelton James	X	Chair	X
Steve G. Nussrallah	X			Chair
Dan Mondor				X

Self-Evaluation

Each year the Board and the Compensation and Audit Committees complete an internal self-evaluation.  The self-evaluations are discussed within each committee and then by the Board as a whole, including any areas for improvement.

Stockholder Communications with the Board

In June 2004, Concurrent adopted a formal process for stockholder communications with members of the Board.  The process requires Concurrent to maintain on its corporate website information explaining that stockholders who wish to communicate directly with the Board may do so by writing the Board as a group or the non-management directors as a group via Concurrent’s corporate secretary at its corporate headquarters.  The policy further provides that the corporate secretary shall review all written correspondence received from stockholders and forward such correspondences periodically to the directors.  A copy of the procedures for stockholder communication with the Board may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.  In addition, employees, customers, stockholders, vendors or partners may also make anonymous reports under Concurrent’s Accounting/Auditing Complaint Policy regarding any financial irregularities, fraud, errors, or false statements.

Board Committees

Executive Committee. The Executive Committee has, to the extent legally permitted, the power and authority of the Board.  There was one Executive Committee meeting held during fiscal year 2011.  The Executive Committee operates under a written Executive Committee charter adopted by the Board and reviewed annually.  A copy of the charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Audit Committee. All of the members of the Audit Committee have been determined by the Board to be independent within the meaning of applicable SEC rules and Nasdaq listing standards.  Additionally, the Board has determined that both Mr. James and Mr. Blackmon qualify as “audit committee financial experts” pursuant to SEC rules.  The principal responsibilities of the Audit Committee are:

•	to review Concurrent’s financial statements contained in filings with the SEC;

•	to pre-approve all audit and non-audit services to be provided by Concurrent’s independent registered public accountants;

•	to review matters relating to the examination of Concurrent’s financial statements by its independent registered public accountants and accounting procedures and controls; and

•	to appoint Concurrent’s independent registered public accountants.

There were eight meetings of the Audit Committee during fiscal year 2011.  The Audit Committee operates under a written Audit Committee charter adopted by the Board and reviewed annually. The charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Nominating Committee.  All of the members of the Nominating Committee have been determined by the Board to be independent within the meaning of the Nasdaq listing standards.  The principal responsibilities of the committee are:

•	to select potential candidates for director and recommend selected candidates to the full Board;

•	to develop and recommend to the Board a self-evaluation process for the Board and its committees and oversee such evaluation process; and

•	to make recommendations to the Board concerning the structure and membership of Board committees.

The Nominating Committee is responsible for assessing and considering director and candidate qualification factors.

In order to fill any positions resulting from vacancies or expansion, the Nominating Committee is responsible for seeking and recommending candidates to the entire Board for membership.  The entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders.  Stockholders may propose nominees for consideration by the Nominating Committee by submitting recommendations to: Corporate Secretary, Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 in accordance with the Concurrent Computer Corporation Shareholder Director Nominee Recommendation Policy, which may be found on the Investors page under Corporate Governance of the Company’s website at www.ccur.com.

There were four meetings of the Nominating Committee during fiscal year 2011.  The Nominating Committee operates under a written charter adopted by the Board and reviewed annually.  A copy of the charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Compensation Committee. All members of the Compensation Committee have been determined by the Board to be independent within the meaning of the Nasdaq listing standards.  The principal responsibilities of the committee are:

•	to review and approve compensation (salary, bonus, and long-term and short-term incentives) of the Chief Executive Officer and senior executives;

•	to oversee the administration of Concurrent’s incentive compensation plans, equity-based plans and other employee benefit plans, subject to certain limitations;

•	to annually review and approve the annual incentive bonus structure; and

•	to oversee Concurrent’s disclosures in the “Compensation Discussion and Analysis,” contained herein.

The Chief Executive Officer (“CEO”) reports to the Compensation Committee regularly on the results of the evaluations of our Named Executive Officers (“NEOs”) other than the CEO.  In addition to the CEO’s involvement in conducting evaluations and making compensation recommendations for other NEOs, our management team and outside consulting firms play an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent.  The management team and outside consulting firms periodically suggest alternative forms of compensation or compensation strategies to assist the Compensation Committee in setting compensation packages that will enable us to attract and retain key talent.

The Compensation Committee also reviews director compensation practices, in relation to peer companies and outside advice, and recommends to the Board, as appropriate, revisions to our director compensation program.  The Board believes that director compensation should be commensurate with the work required and responsibilities undertaken and should serve to align directors’ interests with the long-term interests of stockholders.  For further information regarding the compensation practices, see the “Compensation Discussion and Analysis.”

The Compensation Committee periodically retains firms for analysis of our executive and director compensation and comparisons to overall compensation offered by peer companies in our industry and other selected industries, as well as for other project-related work.  The Compensation Committee has the sole authority to engage or terminate outside consulting firms, including sole authority to approve fees and other retention terms.  In fiscal 2011, the Compensation Committee retained Longnecker & Associates as its independent compensation consultant to advise the Compensation Committee on executive compensation policies and practices.  The nature and scope of those engagements is more fully discussed in the “Compensation Discussion and Analysis.”  The compensation consultant reports to the Chairman of the Compensation Committee and acts at the direction of the Chairman of the Compensation Committee when engaged on projects for the Committee.

There were ten meetings of the Compensation Committee during fiscal year 2011.  The Compensation Committee operates under a written Compensation Committee charter adopted by the Board and reviewed annually. The charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Stockholder Recommendations of Director Nominations

The Nominating Committee will consider all properly submitted stockholder recommendations when evaluating director nominees for recommendation to the Board.  However, acceptance of a recommendation for consideration does not imply that the Nominating Committee will nominate the recommended candidate.  In order to submit a nominee recommendation, stockholders must follow the following procedures:

1.	Submit recommendations in writing to the corporate secretary at Concurrent’s corporate headquarters.

2.	Include in the submission the following information concerning the recommended individual for the Committee to consider:

•	age;

•	business address and residence address of such person;

•	five-year employment history, including employer names and business descriptions;

•	the class and number of shares of Concurrent which are beneficially owned by such person;

•	ability of the individual to read and comprehend financial statements;

•	the information required by Item 404 of SEC Regulation S-K (certain relationships and related transactions);

•	board memberships (if any);

•
any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	a statement supporting the nominating stockholder’s view that the recommended individual possesses the minimum qualifications prescribed by the Nominating Committee for nominees.

3.	Include with the submission a written consent of the individual to be interviewed by the Nominating Committee and to stand for election if nominated and to serve if elected.

4.	Include in the submission the following information concerning the stockholder (or group of stockholders) recommending the individual for the Nominating Committee to consider:

•	the name and address, as they appear on Concurrent’s books, of such stockholder or stockholders; and

•	the class and number of shares of Concurrent which are beneficially owned by such stockholder or stockholders.

5.
The nominating recommendation must state the relationship between the proposed nominee and the recommending stockholder and any agreements or understandings between the nominating stockholder and the nominee regarding the nomination.

All such stockholder nomination recommendations for an annual meeting of stockholders must be delivered, as provided above, at Concurrent’s corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting; provided, however, that in the event the annual meeting is not scheduled to be held within 30 days before or after such anniversary date, recommendations to be timely must be so received not later than the close of business on the later of (1) the tenth day following the date of the public disclosure of the date of the annual meeting or (2) 90 days prior to the date of the annual meeting.

Stockholders may also nominate candidates for election to Concurrent’s Board.  Any stockholder wishing to make a nomination should adhere to the provisions set forth in Article IV of Concurrent’s Bylaws, as described under “Other Matters - 2012 Stockholder Proposals.”

Procedures for Identifying and Evaluating Candidates for the Board

The Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether the Board or its committees have specific unfilled needs.  The Nominating Committee then considers nominees identified by the Nominating Committee, other directors, senior management of Concurrent and stockholders.  The Nominating Committee may obtain, as deemed necessary or appropriate, advice and assistance from legal, executive search, accounting or other advisors.

In identifying and recommending nominees to the Board, the Nominating Committee will consider certain skills and attributes of prospective candidates, including, but not limited to:

•	the highest personal and professional ethics, integrity and values;

•	business or professional knowledge and experience that will contribute to the effectiveness of the Board and the committees of the Board;

•	sound judgment;

•	diversity of skills, experience, age, gender, race, ethnicity and background;

•	lack of interests that materially conflict with those of the Company’s stockholders; and

•	demonstrated professional achievement.

Further, the candidate must be willing to:

•	consent to stand for election if nominated and to serve if elected; and

•	devote sufficient time to carrying out his or her duties and responsibilities effectively (our Guidelines prohibit a director from serving on more than five other public company boards).

In addition, the Nominating Committee will consider the following:

•	at least a majority of the Board must be independent as determined by the Board under the Nasdaq listing standards;

•	at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert,” as defined by the rules of the SEC; and

•	at least three directors must meet the requirements for Audit Committee membership required by the Nasdaq listing standards and the SEC.

All potential candidates are interviewed by the Nominating Committee and may be interviewed by other members of the Board and senior management.

For each of the nominees to the Board, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating Committee in concluding that the nominee should serve as a director.

Compensation of Directors

Non-employee directors receive a $20,000 annual retainer payable in two installments, the first half upon election as a director at the Annual Meeting of Stockholders and the second half approximately six months later, typically at the April Board meeting.  A non-employee who becomes a director after the Annual Meeting of Stockholders receives a pro rata portion of the annual retainer, payable at the time of becoming a non-employee director.  In addition, non-employee directors receive a $2,000 fee per Board and committee meeting they attend in person or $500 per meeting they attend by telephone.  However, this amount may not exceed $2,000 per day for attendance at Board and committee meetings regardless of the number of meetings attended on a given day.  In addition, non-employee directors who serve as a chairman of the Audit or Compensation Committees of the Board receive an additional $7,500 fee per year.  These fees are payable in two installments, the first half at the Annual Meeting of Stockholders and the second half approximately six months later, typically at the April Board meeting.  Further, the Chairman of the Board is paid an additional $25,000 fee per year.   None of the directors received perquisites in fiscal year 2011.  Employee directors do not receive any separate compensation or perquisites for their service on the Board.

In early fiscal year 2009, the Compensation Committee evaluated director compensation, including long-term incentive awards.  The Compensation Committee retained Longnecker & Associates (also referred to as ‘the consulting firm’ or ‘the firm’) to advise them on this matter.  The peer companies which were recommended by the firm and approved by the Compensation Committee for this evaluation included:

BigBand Networks, Inc.	Mercury Computer Systems	SeaChange International, Inc.
Harmonic Inc.	Numerex Corp.	Video Display Corporation
Hauppauge Digital, Inc.	OpenTV Corp.	Wind River Systems, Inc.
Innotrac Corporation	SCM Microsystems, Inc.

Longnecker & Associates evaluated each aspect of director compensation including an annual retainer, meeting fees, committee fees, chairman fees and equity grants.  The firm concluded that the annual cash compensation provided to the directors is below the 50th and 75th percentiles as compared to the peer group.  Based on the input from the consulting firm, the Board concluded that the cash compensation for each non-employee director was appropriate.  However, the firm recommended that the non-employee directors should receive additional long-term incentives.  Consistent with that recommendation, beginning in fiscal year 2009, the Compensation Committee determined to re-evaluate long-term incentive grants to directors on an annual basis.

In fiscal 2011 the Committee granted each non-employee director 5,000 restricted stock awards with the restrictions lapsing as follows: 4,700 shares on October 15, 2011, 200 shares on October 15, 2012, and 100 shares on November 3, 2013.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

The following table sets forth the annual compensation of our non-employee directors for fiscal year 2011:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Steve G. Nussrallah	$66,500	$24,250	$90,750
Charles Blackmon	51,000	24,250	75,250
Larry L. Enterline	39,000	24,250	63,250
C. Shelton James	51,000	24,250	75,250

(1)
The amounts in these columns reflect the grant date fair value for stock awards granted in fiscal year 2011, determined in accordance with the Account Standards Codification ("ASC") 718-10.  The award was granted on November 3, 2010.  The closing stock price on the date of grant was $4.85.  As of June 20, 2011, the aggregate number of outstanding restricted stock awards held by non-employee directors was as follows:  Mr. Nussrallah, 7,396; Mr. Blackmon, 7,396; Mr. Enterline, 7,396; and Mr. James, 7,396.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers for Fiscal Year 2011

Our Named Executive Officers, or NEOs, for fiscal year 2011 were Dan Mondor (President, Chief Executive Officer and Director), Emory O. Berry (Chief Financial Officer and Executive Vice President of Operations) and Kirk L. Somers (Executive Vice President of Corporate Affairs).

Comparison Objectives and Overview of Compensation Program

Our executive compensation programs have been designed to ensure that the NEOs’ and other senior management’s total compensation is aligned with our business objectives and financial performance, and to enable us to attract and retain skilled professionals who contribute to our long-term success.  The objectives of our executive compensation programs are as follows:

•	pay salaries that are competitive and attract, retain, and motivate a highly competent executive team;

•	provide market-based bonus programs that link corporate performance and total executive compensation; and

•
align executives’ financial interests with the creation of stockholder value by providing long-term incentive plans subject to vesting over time and/or performance-based incentives tied to meaningful and quantifiable performance metrics.

We have also designed our compensation programs to reward our NEOs’ and other senior management’s measurable accomplishments toward the goal of creating stockholder value and the sustainability of our company in the marketplace. To this end, a significant portion of our executive compensation packages is comprised of variable pay in the form of annual incentive awards, which are dependent on the achievement of company performance objectives, and long-term equity-based compensation.

Components of Compensation

Our executive compensation program consists of three primary components: base salary, an annual cash incentive opportunity and long-term equity-based incentive awards.  We pay base salaries to remain competitive in the marketplace and to attract and retain talented executives.  Base salaries are established assuming an acceptable level of individual performance and provide our executives with a steady cash payment.  We have established an annual cash-based incentive program, our Annual Incentive Plan or “AIP,” with payouts contingent on the attainment of measurable financial and strategic company goals so that a significant portion of the annual cash compensation for our executive officers and senior management is at risk.  Through grants of long-term equity-based awards, we seek to enable executives to develop and maintain a significant long-term equity interest in our common stock, align our executives’ actions with our stockholders’ interests and create a retention incentive for our executives to continue their employment with us.

We believe it is necessary to provide these three elements of compensation — base salary, AIP and long-term equity-based incentive awards — to compete for and retain executive talent in a competitive marketplace.  The Compensation Committee has responsibility for establishing, implementing and monitoring adherence to this philosophy.

Determination of Compensation

Total Compensation

In establishing each executive’s total compensation package, the Compensation Committee considers:

•	the compensation packages of executive officers in similar positions at a comparable group of peer companies based on reported and survey information as described below;

•	the experience and contribution levels of the individual executive officer; and

•	advice received from the Compensation Committee’s consulting firm.

Each element of compensation is compared with that of peer companies through review of analyses prepared by the consulting firm, the Surveys (as defined below) and the input received from the consulting firm.  Total compensation (the combined value of base salary, target annual incentive, and grant date fair value of long-term incentive awards) is also assessed.

With respect to long-term equity-based incentive awards, the Compensation Committee also considers the amount and value of stock options and restricted shares currently held by the NEOs and senior managers when determining new grants.  The Compensation Committee’s focus is on compensating executives for their individual performances and their expected future contributions to Concurrent, in addition to the potential material adverse effect of the risks arising from these compensation practices.

Peer Group Analysis

In 2009 and 2010, the Compensation Committee retained independent compensation consultants, Longnecker & Associates, to advise them on executive compensation policies and practices.  This advice, including a peer group analysis, was provided in multiple meetings in 2010 and was considered by the Compensation Committee in establishing the framework of our executive compensation packages for fiscal years 2010 and 2011.  Additionally, Longnecker & Associates periodically advises the Committee throughout each year on compensation issues.  The peer group recommended by the consulting firm and approved by the Compensation Committee and used for purposes of analyzing the structure of our executives’ compensation included similarly-sized companies, and those in the high-tech or communications industries.  These criteria resulted in a group of peer companies against which our executive compensation program was evaluated.  These companies were:

BigBand Networks, Inc	Mercury Computer Systems	SeaChange International, Inc.
Harmonic Inc.	Numerex Corp.	Video Display Corporation
Hauppauge Digital, Inc.	OpenTV Corp.*	Wind River Systems, Inc.*
Innotrac Corporation	SCM Microsystems, Inc.

*Not used in 2010 analysis.

The firm also considered information relating to Arris Group, Inc. due to the physical and market proximity to Concurrent.  In the 2010 analysis, the firm compared the results from the above peer group to a secondary public peer group to act as a check and balance for comparison purposes.  The secondary public peer group was composed of the following companies:

Active Identity	Hauppauge Digital Inc.	Video Display Corp.
CSP Inc.	Numerex Corp.	Xata Corp.

Through the executive overseeing Human Resources, the Compensation Committee also references survey information purchased from the Economic Resource Institute (“ERI Survey”) and Culpepper Compensation & Benefits Surveys (“Culpepper Survey”) (collectively “Surveys”).

•
The ERI Survey is based upon over 20 million measures and includes compensation data from 14,000 companies that report through the SEC, third-party surveys, and annual reports and information circulars released by companies in the United States, Canada and European Union.  The ERI Survey reports results based upon (1) calculations using statistical analysis, (2) size-sensitive information such as assets, revenue and number of employees in reporting organizations, (3) industry classification based upon an enhanced Standard Industrial Classification (SIC) code, and (4) geographical location.

•
The Culpepper Survey data is based upon independent data from 1,353 companies and includes 9,542 executive positions.   Further, the information can be subdivided based on percentile rankings, company size, industry group and geographic zones.

In utilizing the Surveys, the Compensation Committee focuses on similarly sized technology companies within our industry, based on standard industrial codes.

Base Salaries

Individual base salaries are determined through an evaluation of individual performance levels and contributions to our business objectives, as well as comparisons to the peer group described above and the Surveys for similar positions in the technology marketplace where we compete.  Salaries are reviewed annually for each NEO in July or August.  We target base salaries at the median of market levels.

Fiscal 2011

In August 2010, the Compensation Committee considered the compensation of the NEOs and determined that the salaries of the NEOs would not be changed, continuing a salary freeze for executives commenced in August 2009.  During the fiscal year, each of the NEOs participated in a one-time vacation-time cash buy back offered to all employees on the same terms and conditions.

Annual Incentive Awards

To align incentives for NEOs with the creation of stockholder value, our NEOs participate in the AIP that is in place for all management level employees.  The AIP is designed to align employee incentives with the corporate or individual product-line goals that are most important for the fiscal year.  Each year management develops the AIP and makes recommendations to the Compensation Committee as to the performance goals for the year.  The AIP award is paid as a cash award after the completion of the fiscal year, usually in August.  Individual target awards are established by the Compensation Committee based on a percentage of the executive’s base salary, recognizing the relative size and scope of each executive’s responsibility within Concurrent.

We do not have a formal policy for recovery or adjustment of AIP awards in the event the performance goals on which payouts are based are later restated or otherwise adjusted in a manner that would have reduced the size of the payouts.

Fiscal 2011 AIP

The AIP award targets for fiscal year 2011 for our NEOs were the following percentages of each person’s fiscal year 2011 salary:  Mr. Mondor, 65%; Mr. Berry, 50% and Mr. Somers, 40%.  The award targets did not change from fiscal year 2010.

For fiscal year 2011, the Compensation Committee established AIP performance goals based on the achievement of revenue (50%) and adjusted operating income (50%).  The revenue target was $64,015,000 and the adjusted operating income target was positive adjusted operating income.  Adjusted operating income for the purpose of measuring achievement of these targets is the operating income after payment of the revenue component of the AIP plan and other items not contemplated by the annual operating plan that the committee excludes or adds.  The Compensation Committee chose goals related to revenue and adjusted operating income because they believed these were quantifiable financial measures that would contribute to building stockholder value in fiscal year 2011.  The Compensation Committee chose the stated weighting in recognition of the business transition and importance of revenue growth in fiscal year 2011.  Depending on achievement of the annual revenue and adjusted operating income goals, participants are eligible to receive between 0% and 150% of the target amount for the fiscal year.

Actual results for the year will be compared against the target goals for revenue and operating income to determine the amount to be paid under the 2011 AIP as follows:

•
Achievement Below Target. If revenue and adjusted operating income for the year are below the target, but not below the threshold, the payout for the period would decrease in an approximately linear fashion from the target.  If results are below the threshold, then there would be no payout.

•	Achievement At Target. If revenue and adjusted operating income results for the year matched the targets, the payout for the year would be 100% of the target amount payable.

•
Achievement Above Target. If revenue and adjusted operating income for the year exceeded the targets, the bonus payout would increase in an approximately linear fashion from the target to the maximum amount payable which would be 150%.  There is no additional increase in the payout if results exceed the maximum goals for the year.

During fiscal year 2011, the Company exceeded its revenue target of $64,015,000 but did not accomplish the adjusted operating income target of positive adjusted operating income.  As a result, each NEO earned approximately 67% of their respective incentive award targets and were paid the following amounts:  Mr. Mondor, $161,941; Mr. Berry, $99,319; and Mr. Somers, $67,335.

Fiscal 2012 AIP

The AIP award targets for fiscal year 2012 for our NEOs have are the following percentages of each person’s fiscal year 2011 salary:  Mr. Mondor, 65%; Mr. Berry, 50% and Mr. Somers, 40%.  The award targets did not change from fiscal year 2011.

For fiscal year 2012, the Compensation Committee based all (100%) of the AIP on the achievement of adjusted operating income with a threshold revenue requirement.  If the revenue threshold is not reached, no AIP will be earned.  Adjusted operating income for the purpose of measuring achievement of these targets is the operating income before paying AIP awards and other items not contemplated by the annual operating plan that the committee may consider.  The Compensation Committee chose a goal related to adjusted operating income with a threshold revenue requirement because they believed these quantifiable financial measures would contribute to building stockholder value in fiscal year 2012.  Depending on achievement of the adjusted operating income goal with a threshold revenue requirement, participants are eligible to receive between 0% and 150% of the target amount for the fiscal year.

Actual results for the year will be compared against the target goal to determine the amount to be paid under the 2012 AIP as follows:

•	Achievement Below Target. If the adjusted operating income for the year is below the target or the revenue threshold is below the target, there will be no payout.

•
Achievement At Target. If adjusted operating income for the year matches the target and the revenue threshold is reached, the bonus will begin to be paid out such that a portion of the adjusted operating income goes to the bonus pool.

•
Achievement Above Target. If adjusted operating income for the year exceeds the target and the revenue threshold is reached, the bonus payout would increase in an approximately linear fashion from the target to the maximum amount payable which would be 150%.  There is no additional increase in the payout if results exceed the maximum goals for the year.

Long-Term Equity-Based Incentive Awards

The Compensation Committee grants long-term equity-based incentive awards to the NEOs and senior managers in the form of stock options and restricted shares.  In determining the size of the grants, the Compensation Committee considers the amount and value of stock options and restricted stock currently held, the executive’s performance during the prior year, and the executive’s likely continued future contributions to Concurrent, as well as the executive’s role within Concurrent.  The Compensation Committee also considers the value of awards granted to executives in similar positions at the peer companies based the input received from Longnecker & Associates as well as the Surveys.

The Compensation Committee generally awards stock options or restricted shares to the NEOs and senior managers at the time of initial employment and at discretionary intervals thereafter (usually on an annual basis).  In recent years, the annual grants to our NEOs and senior managers have been at a consistent interval, generally occurring during the first fiscal quarter.  Grants have been made at other times for new hires and promotions.

The Compensation Committee, in determining whether to grant stock options or restricted shares, considers what it believes most effectively motivates employees under different market conditions.  The Compensation Committee has utilized restricted shares to focus individuals on our long-term performance, to motivate their performance and to retain them.  The restricted shares may be time based or performance based.

The Compensation Committee considers long-term incentive grants based on recommendations from our CEO and executive overseeing Human Resources, as well as the consulting firm.  All stock options are approved with exercise prices equal to the closing market price on the date of grant.  The date of the grant is the date of the Compensation Committee meetings, unless the approval is at a meeting preceding the release of earnings for the prior period, in which case the grant date is two business days after the earnings release.  The Compensation Committee does not have any program, plan or practice to time stock option grants in coordination with the release of material nonpublic information, nor do we time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Fiscal 2011

In early fiscal year 2011, the Compensation Committee retained the consulting firm to evaluate Concurrent’s long-term incentive grant history and executive stock ownership as compared to the peer companies.  The firm completed the analysis and made recommendations to the committee in meetings during August 2010.

On August 25, 2010, the Compensation Committee approved the grant of time vesting and performance vesting restricted stock awards (“RSAs”) to the NEOs as shown in the table below.  The grants were made on the close of business on the second day following the earnings release on August 31, 2010.

Named Executive Officer	Time-Based RSAs	Performance-Based RSAs
Dan Mondor	19,300	77,200
Emory O. Berry	9,340	37,360
Kirk L. Somers	4,620	18,480

The restricted shares have time-based restrictions that will lapse in equal amounts on each grant date anniversary over the next four years as long as the recipient is an employee.

The performance shares have restrictions that will lapse based upon two criteria as follows:

•
The first criterion is based on the AIP for fiscal years 2011, 2012 and 2013.  The restrictions will lapse for up to one-third of the performance shares in each year based on the percentage of target performance for the AIP that is achieved in that year.  If 100% of target performance is achieved, then the restrictions will lapse on 1/3 of the performance shares granted.  If 52% of the target performance is achieved, then the restrictions will lapse on 52% of one-third of the performance shares granted.  There will be a catch up provision in years two and three if less than 100% of AIP target performance is achieved in the prior year but greater than 100% of target performance is achieved in the next year.  In no case can more than 100% of the initial number of performance shares granted be earned.  The restrictions in years two and year three will be tied to the fiscal year 2012 AIP and the fiscal year 2013 AIP, respectively.  There will be no catch-up for year three if the fiscal year 2013 AIP goals are not met.

•
The second criterion is tied to stock price.  The base price is the closing stock price of Concurrent stock on the grant date of September 2, 2010 (“Initial Date”), which was $6.45 (“Initial Price”).  If the performance requirements described in the first criterion above are not achieved, but the stock price has appreciated at least 20% per year, in aggregate, by September 2, 2013, then the restrictions of the performance shares will lapse on September 2, 2013 (“Measurement Date”).  The stock price for the three year measurement will be the average stock price for the 30 days immediately preceding the Measurement Date.  Since the Initial Price was $6.45 the 30 day average stock price prior to the Measurement Date would have to be at least $11.15 ($6.45 x 1.2 x 1.2 x 1.2 = $11.15) for the restrictions to lapse.  If the stock price was flat for the first two years, but increased the third year such that the 30 day average prior to the Measurement Date is over $11.15, the restrictions would lapse.  This criterion operates on an “all or nothing” basis.  Thus, if the aggregate stock appreciation on the Measurement Date is less than 20% per year, then no restrictions will lapse per this criterion.  If the aggregate stock appreciation on the Measurement Date is more than 20% per year, then all remaining restrictions will lapse per this criterion.

Severance

Pursuant to the employment agreements we have with our NEOs, we provide severance pay to our NEOs, which is more fully described below under “Potential Payments Upon Termination or Change in Control.”  These employment agreements are entered into when each employee becomes a NEO.  The severance for our NEOs is typically one year of salary.  In establishing this benefit, the Compensation Committee receives advice from the consulting firm and reviews the Surveys to determine what other comparable companies provide their NEOs in the form of severance protection and the amount of payments that are customary and reasonable in our industry.  Based on this review, the Compensation Committee believes that providing severance to NEOs is customary for our industry and allows us to remain competitive with other companies. This approach ensures that our NEOs continue to act in the best interests of stockholders even in the event that they are at risk of losing their jobs. This strategy is particularly important and worthwhile given the difficulty for a high-level employee to secure a comparable position at another company quickly and for Concurrent to remain competitive with other companies that routinely offer a similar benefit to their executive officers.

Compensation Risk Analysis

In July and August of 2010, the Compensation Committee oversaw the performance of a risk assessment of the Company's compensation programs to ascertain any potential material risks that may be created by the compensation programs.  The Compensation Committee retained Longnecker & Associates to evaluate the risks associated with executive compensation and the Company completed a similar analysis for all other employees.  The Compensation Committee considered the findings of the assessments conducted and concluded that the Company's compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage employees to take unnecessary or excessive risks. The analyses considered the following attributes of the programs:

•	salaries and reliance on variable incentives to deliver total compensation, as compared to peers;

•	the balance between cash and equity compensation;

•	the mix of time based and performance based equity vehicles;

•	the approval process for performance metrics under executive incentive programs;

•	whether or not incentive plans are capped or uncapped;

•	the ownership of insiders and use of retention ratios or stock ownership requirements for insiders;

•	a recoupment policy that allows the Company to recover compensation paid in situations of fraud or material financial misconduct;

•	severance benefits as compared to market and best practices as well as the triggers for severance;

•	the relationship between annual and performance-based long term incentive plans and the business strategy and objective of creating long-term, sustainable value for shareholders;

•	alignment of the performance periods with the business cycle and long-term performance; and

•	the balance of performance metrics and weighing towards certain financial targets.

Due to the fact that there have been no substantial changes to the compensation program since the last assessment, the Compensation Committee continues to believe that there are no material risks associated with the Company’s compensation programs.

Benefits and Perquisites

Our NEOs are eligible to participate in the health and welfare and defined contribution plans that we make generally available to our other full-time employees, including health care, disability and life insurance coverage and 401(k) matching programs.  The company match was suspended for all participants on August 18, 2009 and has not been reinstated, although a one-time contribution was approved by the Compensation Committee and Board and paid to all employees, including the NEOs, in September 2010.

The Company does not provide any pension plans or any non-qualified deferred compensation to any of the NEOs.  Our NEOs do not receive any other benefits or perquisites.

Role of Management in Determining Compensation

Evaluations of the NEOs’ performance (other than the CEO) are conducted on a regular basis by the CEO.  The CEO reports to the Compensation Committee on the results of the evaluations of the other NEOs.  The CEO’s performance is periodically evaluated by the Compensation Committee and the Board.

In addition to the CEO’s involvement in reviewing performance of the other NEOs, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in establishing compensation packages that will enable us to attract and retain key talent. The Compensation Committee solicits input from executive management on compensation related strategies and practices.  Additionally, the Compensation Committee utilizes the data and analysis from the consulting firm and industry surveys to gain a comprehensive view of related factors affecting its decision making.  Management has not retained its own compensation consultants.

Tax Considerations

The Compensation Committee considers the impact of certain provisions of the Internal Revenue Code of 1986, as amended, relating to tax when making decisions on executive compensation.  The primary provision they consider is Section 162(m).

Section 162(m) includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to our highly paid executive officers.  Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. None of our NEOs received cash compensation in excess of $1 million in fiscal year 2011.  Stock options and performance shares granted to our NEOs are designed to qualify as performance-based compensation under Section 162(m).  The Compensation Committee may determine, however, that one or more awards granted should not conform to these requirements if, in its judgment, such payments are necessary to achieve our compensation objectives and protect stockholder interests and the benefit of the compensation arrangement for Concurrent and the stockholders outweighs the incremental cost to Concurrent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Concurrent’s management.  Based on the Compensation Committee’s review of, and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board

Charles Blackmon, Chairman
C. Shelton James
Steve G. Nussrallah

September 12, 2011

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for fiscal years 2009, 2010 and 2011 for our NEOs.  None of the NEOs received perquisites in any of these fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compen- sation (5) ($)	Total ($)

Dan Mondor	2011	370,000	-	348,365	-	161,941	34,154	914,460
President & Chief	2010	370,000	-	111,600	-	54,500	513	536,613
Executive Officer	2009	370,000	-	-	-	160,671	9,045	539,716

Emory O. Berry (6)	2011	295,000	-	168,587	-	99,319	11,346	574,252
Chief Financial	2010	295,000	-	53,387	-	33,500	503	382,390
Officer & E.V.P. of Operations	2009	300,417	-	63,980	82,260	90,329	6,552	543,538

Kirk L. Somers	2011	250,000	-	83,391	-	67,335	9,615	410,341
E.V.P., Corporate	2010	250,000	-	45,244	-	17,000	432	312,676
Affairs	2009	250,000	7,500	18,142	-	68,807	7,023	351,472

(1)	The amount reflected in the Bonus column is a discretionary payment to Mr. Somers in lieu of merit increase awarded to Mr. Somers in August 2008.

(2)
The amount reported in this column for each NEO represents the grant date fair value of the performance or restricted stock awards granted during the applicable fiscal year, computed in accordance with ASC Topic 718-10.  Performance Stock Awards may be earned by either achievement of specified company financial results (“performance condition”) or achievement of a certain stock price over three years (“market condition”).  Due to the ‘either/or’ nature of the criteria for the performance shares, we calculate the grant date fair value under each scenario.  The grant date fair value disclosed herein is based upon a monte carlo simulation to determine the value under the market condition scenario, as this scenario results in a higher grant date fair value computation, due to 1) the probability factor that must be applied to the performance condition grant date fair value calculation, and 2) the unknown performance criteria associated with shares to be earned in fiscal year 2013.  See Note 11 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2011 for the assumptions used to value these awards.  In accordance with SEC rules, we are required to disclose the grant date fair value of the performance awards assuming maximum performance.  The maximum known values of the 2011 awards are as follows:  Mr. Mondor, $444,603; Mr. Berry, $215,158; and Mr. Somers, $106,429.

(3)
The amount reported in this column represents the grant date fair value of stock options granted to Mr. Berry in fiscal 2009, determined in accordance with ASC 718-10.  See Note 11 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2011 for the assumptions used to value this award.

(4)
The amounts reported in this column represent incentive plan compensation earned by the NEOs under the AIP for fiscal years 2011 and 2009 and under the Fiscal 2010 Alternative Cash Incentive Plan for fiscal year 2010.  No amounts were earned under the 2010 AIP.

(5)
For fiscal years 2010 and 2009, the amounts reported in this column represent matching contributions to the company-sponsored 401(k) plan.  For fiscal year 2011, the amount represents the payment each NEO received as part of a one-time vacation cash buy-back offered to all employees to purchase accrued unused vacation time at 80% of its value.  Each NEO participated in this offer.  The amounts paid to each of the NEOs are as follows:  Mr. Mondor, $34,154; Mr. Berry, $11,346; and Mr. Somers, $9,615

(6)
Mr. Berry’s annual salary was $295,000 for fiscal year 2010 and 2009, but for fiscal year 2009, he received 11/12th of this salary and one month of payment as a full-time consultant for TechCFO, all of which aggregated to $300,417.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR 2011

The following table provides information regarding grants of plan-based awards made to our NEOs during fiscal year 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	(2)	(4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Dan Mondor		0	240,500	360,750
	9/2/2010							19,300	124,485
	9/2/2010				-	-	77,200		223,880
Emory O. Berry		0	147,500	221,250
	9/2/2010							9,340	60,243
	9/2/2010				-		37,360		108,344
Kirk L. Somers		0	100,000	150,000
	9/2/2010							4,620	29,799
	9/2/2010				-	-	18,480		53,592

(1)
The amounts shown in these columns represent the NEOs’ annual incentive award opportunity under the 2011 AIP.  See “Compensation Discussion and Analysis— Fiscal 2011 AIP” for more information regarding this plan.

(2)	All grants of restricted stock awards and performance stock awards were made under the Third Amended and Restated 2001 Stock Option Plan.
(3)
Represents the performance stock awards granted to the Named Executive Officers that vest upon either achievement of company financial results (“performance condition”) or achievement of a certain stock price over three years (“market condition”).  Because there are no specific threshold or target performance goals, no numbers are included in the columns for this award.

(4)
Represents the grant date fair value of restricted stock awards and performance stock awards granted to the NEOs, as computed under ASC Topic 718.  See footnote 1 of the Summary Compensation Table for calculation methodology.  The grant date fair value for the performance stock award is computed based on the probable outcome for the performance period.  The grant date fair value of the performance stock award assuming maximum performance is disclosed on footnote 1 to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS
AS OF JUNE 30, 2011

The following table provides information concerning outstanding equity awards held by the NEOs on June 30, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Dan Mondor	45,000	15,000	7.30	4/23/2008	4/23/2018	35,659	223,225	122,304	765,623
Emory O. Berry	10,000	-	15.20	3/8/2007	3/8/2017
	6,750	2,250	13.30	9/12/2007	9/12/2017	18,578	116,298	58,937	368,946
	10,000	10,000	6.40	8/1/2008	8/1/2018
Kirk L. Somers	3,000	-	140.50	11/26/2001	11/26/2011
	251	-	68.50	4/30/2002	4/30/2012
	565	-	21.20	4/28/2003	4/28/2013
	565	-	30.70	8/25/2003	8/25/2013
	565	-	45.60	10/27/2003	10/27/2013	8,211	51,401	53,084	332,306
	565	-	49.40	2/2/2004	2/2/2014
	2,500	-	22.10	1/28/2005	1/28/2015
	5,507	-	21.50	6/22/2005	6/22/2015
	10,210	-	13.50	8/14/2006	8/14/2016
	9,924	3,307	14.00	8/20/2007	8/20/2017

(1)	The options vest and become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date.
(2)
The amounts shown in these columns reflect the market value of the unvested restricted and performance shares based on the closing market price on June 30, 2011 (the last business day of fiscal year 2011) of $6.26, multiplied by the number of shares.

(3)
The restrictions on the shares reported in this column lapse when either performance goals based on revenue and operating income, or a market condition based upon stock price are achieved.  The number of unearned shares represents the maximum number of shares that can be earned by the NEOs.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2011

The following table provides information regarding stock vested by each of our NEOs during fiscal year 2011.  There were no options exercised during fiscal year 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Dan Mondor	10,454	59,845	(1)
Emory O. Berry	3,913	19,440	(2)
Kirk L. Somers	1,198	5,990	(3)

(1)	The amount reported represents the market value of the stock on the days the stock vested: August 27, 2010 ($5.00) and April 23, 2011 ($6.01).
(2)	The amount reported represents the market value of the stock on the days the stock vested: August 1, 2010 ($4.95) and August 27, 2010 ($5.00).
(3)	The amount reported represents the market value of the stock on the day the stock vested: August 27, 2010 ($5.00).

Potential Payments Upon Termination or Change in Control

The employment agreements with our NEOs and the terms of our Third Amended and Restated 2001 Stock Option Plan provide for certain payments or accelerated vesting of awards as described below.

Executive Employment Agreements

We have entered into employment agreements with each of our NEOs.  These agreements contain generally the same terms and provide for a base salary to be reviewed for increase annually, at the discretion of the Board or the Compensation Committee.  The agreements also provide for an annual incentive award opportunity based on a percentage of base salary.  Although the percentage is established in each agreement, it is subject to change by the Compensation Committee as an employee’s duties expand.

The agreements provide that employment may be terminated by either Concurrent or the respective NEO at any time.  In the event the NEO voluntarily resigns or is terminated for Due Cause (defined below), compensation under the employment agreement will end.  In the event an agreement is terminated:

•	directly by us without Due Cause,
•	in certain circumstances constructively by us, or
•	in the case of Messrs. Mondor and Berry, within one year of a Change in Control (as defined below),

the terminated employee will receive severance compensation equal to his salary at the time of termination for a period of 12 months from the date of termination and will be entitled to continue to participate in our healthcare plans through the severance period.   Additionally, the severance compensation of Messrs. Mondor and Berry would include the amount of annual incentive award, if any, paid in the year prior to termination (“prior year incentive award”) and Mr. Mondor’s severance will be doubled if he is terminated pursuant to a Change of Control.  The agreements define constructive termination as (a) demotion, (b) material change in authority, duties or responsibilities, (c) decrease in salary or incentive award opportunity, (d) material reduction in benefits, or (e) material breach of the employment agreement by us.

Except for the prior year incentive award due Messrs. Mondor and Berry, which would be paid in a lump sum on the first pay date after termination, severance compensation would be paid in equal, biweekly installments or in accordance with our normal salary payment procedures.  If we determine that the amounts payable are on account of an “involuntary separation from service” (as defined in Treasury Regulation section 1.409A-1(n)) and exceed the “separation pay allowance” described below, the excess amounts payable would be accumulated and distributed in a single sum six months and one day after the date of the separation from service.  If we reasonably determine that the amounts payable are not on account of an “involuntary separation from service” (as defined in Treasury Regulation section 1.409A-1(n)), no amount shall be distributed before the date that is six months after separation from service and any amounts that would have been distributed during the six months after the separation from service will be accumulated and distributed in a single sum six months and one day after the date of separation from service.  The “separation pay allowance” means an amount that is two times the lesser of (x) NEO’s annualized compensation or (y) the compensation limit in effect under Code section 401(a)(17).

Mr. Berry’s and Mr. Somer’s agreements also provide that if the NEO is terminated due to death or continuing disability, he or his estate will be paid six months of salary.  Mr. Mondor’s agreement provides that he or his estate would be paid twelve months of salary in this case.

The term “Due Cause” means the NEO:

(a)	committed a willful serious act to enrich himself at our expense or has been convicted of a felony involving moral turpitude;

(b)	willfully and grossly neglected his duties, or intentionally failed to observe specific lawful directives or policies of the Board;

(c)	failed to take reasonable and appropriate steps to determine the accuracy of Sarbanes-Oxley Act certifications; or

(d)	failed to fulfill any of his duties to administer effective systems and controls necessary for compliance with the Sarbanes-Oxley Act.

If a NEO’s employment is terminated for any reason, he is prohibited from competing with us, soliciting our customers, or trying to hire our employees for the period in which he receives severance, if any, plus one year.

Dan Mondor.  In April 2008, we entered into an employment agreement with Mr. Mondor that was amended and restated as of October 1, 2010.  His annual salary is $370,000 for fiscal year 2011, and his annual target bonus is 65% of his annual base salary.  The agreement has a three year term and shall renew automatically for additional one year terms unless one party notifies the other that it does not intend to renew.

Emory O. Berry.  In August 2008, we entered into an employment agreement with Mr. Berry and terminated our consulting agreement regarding Mr. Berry with TechCFO.  Mr. Berry’s annual salary is $295,000 for fiscal year 2011 and his target bonus is 50% of his annual base salary.  The agreement has a four year term and shall renew automatically for additional one year terms unless one party notifies the other that it does not intend to renew.

The employment agreements of Messrs. Mondor and Berry also provide that, if within one year of a Change in Control, their employment is terminated and such termination is not based on death or disability or on Due Cause, they will be entitled to receive severance compensation as described above.  “Change in Control” shall have the same definition as contained in the 2001 Stock Option Plan described below.

Kirk L. Somers.  In November 2001, we entered into an employment agreement with Mr. Somers.  His annual salary is $250,000 for fiscal year 2011 and his target bonus is 40% of his annual base salary.  If he becomes entitled to severance compensation, he will receive his salary for twelve months after termination.  In fiscal year 2009, Mr. Somers’ employment agreement was amended to ensure it was consistent with Treasury Regulation section 1.409A.

2001 Stock Option Plan

Under the 2001 Stock Option Plan, if an employee terminates employment for any reason other than death, disability or cause, existing and vested stock options may be exercised for a period of three months.  If an employee is terminated for Due Cause (defined above), any stock option held by such person shall immediately terminate.  Regardless of the reason for termination, any restricted or performance shares on which the restriction has not lapsed shall be cancelled upon termination.

Upon a Change in Control, any unvested, unexercised options to purchase shares shall immediately vest and the restrictions will lapse on any restricted and performance shares.  “Change in Control” means the occurrence of any of the following events:

(a)	the acquisition of 35% or more of our stock by a party that is not a fiduciary holding the shares for our benefit;
(b)
a change in the composition of the Board such that a minority of the directors have been directors for at least 24 months (“24 Month Directors”) or were elected by at least two-thirds of the 24 Month Directors or were serving as the result of a Merger as defined in (c) below;

(c)
a merger, consolidation, reorganization, sale of substantially all of our assets, or the acquisition of assets or stock of another company, (“Merger”) unless (i) those holding our shares prior to the Merger hold more than 50% of the voting shares of the successor entity, (ii) more than 50% of the directors were our directors prior to the Merger, and (iii) no entity owns 35% or more of our shares without approval of our Board; or

(d)	a liquidation or dissolution of the Company.

If an employee is terminated due to death or continuing disability, any stock options vested at the time of termination may be exercised until the earlier of one year following termination or until the expiration of the stock options.  Under such a termination, the Compensation Committee has the authority to accelerate vesting or further extend the time to exercise.

Dan Mondor

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Mondor, assuming the triggering event occurred on June 30, 2011 (the last business day of fiscal year 2011).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	740,000	370,000	-	370,000	370,000	370,000
Incentive Award (1)	-	109,000	54,500	-	54,500	-	54,500
Acceleration of Unvested Stock Awards(2)		988,848	-	-	-	-	-
Benefits:
Post termination Medical (3)	-	19,563	9,782	-	9,782	-	9,782

Total	0	1,857,411	434,282	0	434,282	370,000	434,282

(1)
Reflects the incentive award Mr. Mondor was paid for fiscal year 2010.  Mr. Mondor is entitled to two times the award in the event of a Change in Control.  Mr. Mondor is only entitled to two times the base salary and incentive award components if he is terminated within one year of a Change in Control.

(2)
The amount in this row represents the full value of unvested restricted stock as of June 30, 2011, to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $6.26, which was the closing price of our common stock on June 30, 2011, the last trading day of our fiscal year.

(3)
Includes current employer portion of the medical and dental premiums which would be paid to Mr. Mondor during severance period.  Cost of continued benefits is estimated by using current rate multiplied by twelve months and 24 months in the event of a Change in Control.

Emory O. Berry

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Berry, assuming the triggering event occurred on June 30, 2011 (the last business day of fiscal year 2011).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	295,000	295,000	-	295,000	147,500	147,500
Incentive Award (1)	-	33,500	33,500	-	33,500	-	33,500
Acceleration of Unvested Stock Awards(2)	-	485,244	-	-	-	-	-
Benefits:
Post termination Medical (3)	-	9,782	9,782	-	9,782	-	9,782

Total	0	823,526	338,282	0	338,282	147,500	190,782

(1)
Reflects the incentive award Mr. Berry was paid for fiscal year 2010.  Mr. Berry would only be entitled to the base salary and incentive award components if he were terminated within one year of a Change in Control.

(2)
The amount in this row represents the full value of unvested restricted stock as of June 30, 2011, to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $6.26, which was the closing price of our common stock on June 30, 2011, the last trading day of our fiscal year.

(3)
Includes current employer portion of the medical and dental premiums which would be paid to Mr. Berry during severance period.  Cost of continued benefits is estimated by using current rate multiplied by twelve months.

Kirk L. Somers

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Somers, assuming the triggering event occurred on June 30, 2011 (the last business day of fiscal year 2011).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	-	250,000	-	250,000	125,000	125,000
Acceleration of Unvested Stock Awards (1)	-	339,899	-	-	-	-	-
Benefits:
Post termination Medical (2)	-	9,782	9,782	-	9,782	-	9,782

Total	0	349,681	259,782	0	259,782	125,000	134,782

(1)
The amount in this row represents the full value of unvested restricted stock as of June 30, 2011, to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $6.26, which was the closing price of our common stock on June 30, 2011, the last trading day of our fiscal year.

(2)
Includes current employer portion of the medical and dental premiums which would be paid to Mr. Somers during severance period.  Cost of continued benefits is estimated by using current rate multiplied by twelve months.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Blackmon (Chairman), James and Nussrallah.  From January 2000 to October 2000, Mr. Nussrallah served as our President and Chief Executive Officer and from January 1999 to December 1999, he served as the President of the VOD division.  No other members of the Compensation Committee have ever been an officer or employee of Concurrent.  In addition, none of our NEOs serve as a member of a Board or Compensation Committee of any entity that has one or more NEOs who serves on our Board or on the Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of June 30, 2011, about Concurrent’s common stock that may be issued upon the exercise of options, warrants and rights under our 1991 Stock Option Plan and Amended and Restated 2001 Stock Option Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders:
1991 Option Plan (1)	22,650	$111.35	-
2001 Option Plan	286,775	$18.42	291,186
Total	309,425	$25.22	291,186

(1)	The 2001 Option Plan replaced the 1991 Stock Option Plan (“1991 Option Plan”) that expired on January 31, 2002.

REPORT OF THE AUDIT COMMITTEE

Concurrent’s Audit Committee is responsible for, among other things, reviewing with Concurrent’s independent registered public accountants the scope and results of their audit engagement.  In connection with the fiscal year 2011 audit, the Audit Committee has:

•	reviewed and discussed with management Concurrent’s audited financial statements to be included in Concurrent’s Annual Report on Form 10-K for fiscal year 2011;

•
discussed with Deloitte & Touche LLP, Concurrent’s independent registered public accountants, the matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from and discussed with Deloitte & Touche LLP the written disclosures and letter required by Independence Standards Board Standard No. 1 and discussed with them their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Concurrent’s Annual Report on Form 10-K for fiscal year 2011.

Audit Committee

C. Shelton James, Chairman
Charles Blackmon
Larry L. Enterline

September 12, 2011

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for each of fiscal year 2011 and fiscal year 2010 for the audit of our annual financial statements, the Sarbanes-Oxley Section 404 attestation, the reviews of the financial statements included in Quarterly Reports on Form 10-Q, other SEC filings and audit consultations were $493,500 and $535,000, respectively.

Audit Related Fees

The aggregate fees billed by Deloitte & Touche LLP for audit related services rendered to Concurrent for fiscal year 2011 and fiscal year 2010 were $25,000 and $20,000, respectively. These fees relate to the audit of our benefit plan.

Tax Fees

There were $10,300 and $45,000 fees billed by Deloitte & Touche LLP for tax services rendered to Concurrent for each of fiscal year 2011 and fiscal year 2010.

All Other Fees

Pursuant to the Audit Committee Charter adopted by the Board on August 20, 2003, all permissible non-audit services to be performed by Deloitte & Touche LLP must be pre-approved by the Audit Committee.  The aggregate fees billed by Deloitte & Touche LLP for services rendered to Concurrent, other than the services described above under “Audit Fees,” “Audit Related Fees,” and “Tax Fees,” for each of fiscal year 2011 and fiscal year 2010 were $2,000 and $6,000, respectively.

The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accountant's independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2 of Notice)

The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP as independent registered public accountants of Concurrent for the fiscal year ending June 30, 2012 and is submitting the appointment to stockholders for ratification.  Deloitte & Touche LLP also served as our independent registered public accountants for the fiscal year ended June 30, 2011.  A representative of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice.  In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board and Audit Committee to consider the appointment of a different firm.  Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Concurrent and our stockholders.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of the independent registered public accountants.

ADOPTION OF THE 2011 STOCK INCENTIVE PLAN
 (Item 3 of Notice)

A proposal will be presented at the meeting to approve adoption of the Concurrent Computer Corporation 2011 Stock Incentive Plan (“2011 Stock Incentive Plan”).  The 2011 Stock Incentive Plan will replace the 2001 Stock Option Plan, which expires on November 2, 2011.  The 2011 Stock Incentive Plan was adopted by the Board of Directors on August 24, 2011 and will become effective on November 1, 2011, subsequent to the approval by Concurrent's stockholders.  The text of the 2011 Stock Incentive Plan is set forth in Annex I to this Proxy statement, and stockholders are urged to review it together with the following summary, which is qualified in its entirety by reference to Annex I.

2011 Stock Incentive Plan

Introduction.  The purpose of the 2011 Stock Incentive Plan is to advance the interests of Concurrent by enabling officers, employees, non-employee directors and consultants of Concurrent and its designated affiliates, which currently includes approximately 310 individuals, to participate in Concurrent's future and to enable Concurrent to attract and retain such persons by offering them equity interests in Concurrent.

The 2011 Stock Incentive Plan provides for the grant of stock options ("Options") intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and Options not intended to qualify under Section 422 of the Code ("NSOs").  The 2011 Stock Incentive Plan also allows for the grant of stock appreciation rights ("Stock Appreciation Rights"), the grant of restricted common stock awards ("Restricted Stock"), and the cash out of Options granted under the 2011 Stock Incentive Plan.  Options, Stock Appreciation Rights and Restricted Stock awards are referred to below collectively as “Awards.”

2011 Stock Incentive Plan Administration and Shares Subject to the 2011 Stock Incentive Plan. The 2011 Stock Incentive Plan is administered by the Compensation Committee of the Board (or such other committee of the Board), composed of not less than 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" under Section 162(m) of the Code.  The Compensation Committee has the authority to grant Awards under the 2011 Stock Incentive Plan,  to construe and interpret the 2011 Stock Incentive Plan and determine the terms of the Options and other Awards granted under the 2011 Stock Incentive Plan, including, among other things, which eligible individuals are to receive Awards, the time or times when grants are to be made, the number of shares subject to an Award, the exercise price for an Option, the status of an Option as either an ISO or a NSO, and the vesting (exercise) schedule of each Option.

The 2011 Stock Incentive Plan provides for the issuance of an aggregate of 500,000 shares of common stock pursuant to Awards.  These 500,000 shares will include unissued shares previously reserved and available for distribution under the 2001 Stock Option Plan, unless subject to an outstanding award under the 2001 Stock Option Plan.  As of September 1, 2011 there were 308,088 such shares.  Shares reserved and available for distribution pursuant to Awards under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.  In the event of certain corporate transactions, the Compensation Committee may make adjustments it determines appropriate to the number of shares of common stock reserved for issuance under the 2011 Stock Incentive Plan, the annual grant caps provided in the Plan, the number and exercise price of shares subject to outstanding Options and Stock Appreciation Rights, and the number of shares subject to other outstanding Awards granted under the 2011 Stock Incentive Plan.

Eligibility and Annual Grant Caps.  ISOs only may be granted to employees of Concurrent and its subsidiaries.  NSOs and other Awards may be granted to officers, employees and consultants of Concurrent, and officers, employees and consultants of designated affiliated companies.

Subject to adjustment as noted above, no officer, employee or consultant may be granted in any calendar year Options to purchase more than 100,000 shares of common stock, Stock Appreciation Rights based on the appreciation with respect to more than 100,000 shares of common stock, or Awards of Restricted Stock for more  than 100,000 shares of common stock.  No more than all the shares of common stock approved may be issued under the 2011 Stock Incentive Plan pursuant to ISOs.

Options.  Subject to the terms of the 2011 Stock Incentive Plan, the Compensation Committee determines the terms of Options granted under the 2011 Stock Incentive Plan.  The purchase price of common stock purchased pursuant to the exercise of an Option must equal at least 100% of fair market value (as defined in the 2011 Stock Incentive Plan) of common stock on the date of grant of the Option (except in the case of an ISO granted to a 10% stockholder under Section 422(b)(6) of the Code, in which case the purchase price must be at least equal to 110% of fair market value).  The term of an Option shall be ten years unless otherwise specified by the Compensation Committee (except in the case of an ISO granted to a 10% shareholder, in which case the term may not exceed five years).

Upon the exercise of an Option, the purchase price must be fully paid in cash or, subject to the approval of the Compensation Committee, in shares of unrestricted common stock equal in fair market value to the purchase price.  The Compensation Committee also may provide for an Option to be exercised through a broker-facilitated cashless exercise procedure.

If the employment of an optionee terminates on account of death or "disability" (as defined in the 2011 Stock Incentive Plan), the optionee's Option generally will remain exercisable, to the extent exercisable at the time of death or termination on account of disability, for one year after termination (or for the balance of the Option’s term, if less).  In the case of a termination by death or disability, the Compensation Committee, in its discretion, also may provide for an Option to be exercisable on an accelerated basis.  If the employment of an optionee terminates for any reason other than death or disability, the optionee's Option will remain exercisable, to the extent exercisable at the time of termination of employment (or on such accelerated basis as determined by the Compensation Committee), for three months after termination (or for the balance of the Option’s term, if less), unless the termination is for “cause” (as defined in the 2011 Stock Incentive Plan), in which case the Option will expire immediately upon termination of employment.

Options granted under the 2011 Stock Incentive Plan are not transferable by an optionee other than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of an optionee only by the optionee or the optionee's guardian or legal representative.

Stock Appreciation Rights.  Subject to the terms of the 2011 Stock Incentive Plan, the Compensation Committee determines the terms of Stock Appreciation Right grants that may be made in the Compensation Committee's discretion in connection with Options granted under the 2011 Stock Incentive Plan or independent of and unrelated to an Option.  A Stock Appreciation Right granted in connection with an Option under the 2011 Stock Incentive Plan is exercisable only at such time or times, and to the extent that, the Option to which it relates is exercisable.  Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Stock Appreciation Right holder will receive an amount in cash, common stock, or both (as determined by the Compensation Committee) equal in value to the excess of the fair market value per share of the common stock on the date of exercise over the purchase price per share specified in the related Option, multiplied by the number of shares with respect to which the Stock Appreciation Right is exercised.

Restricted Stock Awards.  Subject to the terms of the 2011 Stock Incentive Plan, the Compensation Committee determines the terms of Awards of Restricted Stock made under the 2011 Stock Incentive Plan.  A Restricted Stock Award made under the 2011 Stock Incentive Plan is an award of common stock on which the Compensation Committee imposes such restrictions and conditions as the Compensation Committee deems appropriate, which may include, for example, continuous employment with Concurrent for a specified term or the attainment of specific goals.  The restriction period  for all or a portion of a Restricted Stock Award will be at least three years, unless the restriction or restrictions applicable to the Award are based on the attainment of specific corporate, divisional or individual performance goals in which no more than 5% of the shares authorized will be granted with performance restrictions that can all lapse within one year.  Performance goals may be based on achieving a certain level of revenue, earnings, earnings per share, net income, return on equity, return on capital, return on assets, total shareholder return, return on sales or cash flow, or any combination thereof, of Concurrent or Concurrent’s designated affiliate companies, or any division thereof, or on the extent of changes in such criteria.

Effects of Certain Changes of Control.  The 2011 Stock Incentive Plan provides that unless an Award agreement provides otherwise, upon a "change of control" (as defined in the 2011 Stock Incentive Plan) of Concurrent, all outstanding Options will become exercisable immediately and all restrictions imposed on outstanding Restricted Stock Awards under the 2011 Stock Incentive Plan will lapse and the Restricted Stock Awards shall vest.

Amendment; Termination.  The Board may amend or terminate the 2011 Stock Incentive Plan at any time, except that no amendment may be made without stockholder approval (a) if the approval of stockholders is required by law or agreement, (b) if the amendment would materially increase the benefits accruing to participants under the 2011 Stock Incentive Plan or materially modify the requirements as to eligibility for participation in the 2011 Stock Incentive Plan, (c) except as otherwise described herein, if the amendment increases the maximum number of shares which may be sold or awarded under the 2011 Stock Incentive Plan, increases the maximum limitations for individual awards, or decreases the minimum Option price or Stock Appreciation Right grant price requirements; or (d) if the amendment extends the duration of the 2011 Stock Incentive Plan or the maximum period during which Options or Stock Appreciation Rights may be exercised under the 2011 Stock Incentive Plan.  In addition, no amendment or termination may (1) disqualify the 2011 Stock Incentive Plan from the exemption provided by Rule 16b-3 of the Exchange Act, or (2) impair the rights of an Award previously granted without the Award holder's consent (except for amendments made to cause the 2011 Stock Incentive Plan to qualify for the exemption provided by Rule 16b-3 of the Exchange Act).  The 2011 Stock Incentive Plan will automatically terminate on November 1, 2021, unless earlier terminated by the Board.

Payment of Taxes.  When an amount becomes includible in the gross income of an Award holder for income tax purposes relating to such Award, the Award holder is required to pay to Concurrent the taxes required by law to be withheld with respect to such amount.  Concurrent may deduct such taxes from any payment otherwise due the Award holder.  An Award holder may not satisfy withholding requirements by electing to have Concurrent withhold from delivery shares of common stock having a value equal to the amount of tax to be withheld, unless otherwise determined by Concurrent.

Federal Income Tax Consequences

The following is a brief general summary of certain federal income tax consequences applicable to Options, Stock Appreciation Rights and Restricted Stock Awards granted under the 2011 Stock Incentive Plan, based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations thereof.  The federal income tax law and regulations are frequently amended, and such amendments may or may not be retroactive.  Individual circumstances also may vary these results.

Non-Qualified Stock Options.  An optionee will not recognize taxable income upon the grant of a NSO.  Upon the exercise of a NSO, however, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares transferred to the optionee over the Option exercise price. If, however, an optionee's sale of the shares within 6 months of the transfer would subject the optionee to suit under Section 16(b) of the Exchange Act, the optionee will not recognize income on the date the shares are transferred to him or her, but will recognize income at a later date.  The optionee's income will be based on the difference between the Option exercise price and the fair market value of the shares on the date that is the earlier of (i) 6 months from the date of the transfer or (ii) the first date that the shares can be sold by the optionee without liability under Section 16(b).  An optionee in such case may elect, however, to have income recognized on the date of transfer under the rules of Section 83(b) of the Code. Concurrent normally will be entitled to a federal income tax deduction equal to the amount of income recognized by the optionee, provided applicable federal income tax reporting requirements are satisfied and subject potentially to a $1,000,000 deduction limitation under Section 162(m) of the Code with respect to certain executives.  If shares acquired upon exercise of a NSO are later sold, then the difference between the sales price and the fair market value of the shares on the date that ordinary income previously was recognized on the shares generally will be taxable as long-term or short-term capital gain or loss (depending upon whether the stock has been held for more than one year).

Additional special rules not addressed above apply to an optionee who exercises a NSO by paying the Option exercise price, in whole or in part, by the transfer of common stock to Concurrent.

Incentive Stock Options.  An optionee will not recognize taxable income upon the grant of an ISO.  In addition, an optionee generally will not recognize taxable income upon the exercise of an ISO.  However, upon exercise of an ISO, an optionee's alternative minimum taxable income is increased by the amount that the fair market value of shares transferred to the optionee upon exercise exceeds the Option exercise price, and an optionee's federal income tax liability may be increased as a result under the alternative minimum tax rules of  the  Code.

If an optionee sells the common stock acquired upon exercise of an ISO, the tax consequences of the sale (a "disposition") depend upon whether the disposition is a qualifying or disqualifying disposition.  A taxable disposition of the shares is qualifying if it is made at least 2 years after the date the ISO was granted and at least one year after the date the ISO was exercised (the "holding periods").  If the disposition of the shares is a qualifying disposition, any excess of the sale price of the common stock over the Option exercise price of the ISO is treated as long-term capital gain taxable to the optionee at the time of the disposition.  If the disposition is a disqualifying disposition (made prior to expiration of the holding periods), the optionee generally will recognize ordinary income at the time of the disposition equal to the lesser of (1) the excess of the fair market value of the shares on the date the ISO was exercised over the Option exercise price or (2) the gain realized on the disposition (i.e., the excess of the amount realized on the disposition over the  Option exercise price), and any excess of the sale price of the shares over the fair market value of the shares on the date the ISO was exercised will be taxed as short-term or long-term capital gain.

Unless an optionee engages in a disqualifying disposition of common stock, Concurrent will not be entitled to a federal income tax deduction with respect to an ISO.  If an optionee engages in a disqualifying disposition, Concurrent normally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the optionee, provided applicable Federal income tax reporting requirements are satisfied and subject potentially to a $1,000,000 deduction limitation under Section 162(m) of the Code with respect to certain executives.

Additional special rules not addressed above apply to an optionee who exercises an ISO by paying the Option exercise price, in whole or in part, by the transfer of common stock to Concurrent.

Restricted Stock Awards.  A 2011 Stock Incentive Plan participant generally will not be taxed upon the grant of a Restricted Stock Award if the shares are subject to restrictions that amount to a substantial risk of forfeiture (as defined in the Code), but rather will recognize ordinary income in an amount equal to the fair market value of the common stock at the time the shares are no longer subject to a substantial risk of forfeiture. Concurrent normally will be entitled to a deduction at the time when, and in the amount that, the Participant recognizes ordinary income, provided applicable federal income tax reporting requirements are satisfied and subject potentially to a $1,000,000 deduction limitation under Section 162(m) of the Code with respect to certain executives. However, an Award holder may elect (not later than 30 days after acquiring shares subject to a substantial risk of forfeiture) to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding that such shares are subject to a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by the Award holder at the time the restrictions lapse. However, if shares with respect to which such an election was made are later forfeited, no tax deduction is allowable to the Award holder for the forfeited shares.

Stock Appreciation Rights. The grant of Stock Appreciation Rights ordinarily will not result in taxable income to a 2011 Stock Incentive Plan participant or a federal income tax deduction to Concurrent.  Upon exercise of a Stock Appreciation Right, the Award holder will recognize ordinary income and Concurrent normally will have a corresponding deduction in an amount equal to the cash or the fair market value of the shares of common stock received by the Award holder, subject potentially to a $1,000,000 deduction limitation under Section 162(m) of the Code with respect to certain executives. If an Award holder allows a Stock Appreciation Right to expire, other than as a result of exercise of a related Option, the Internal Revenue Service may contend that the Award holder has ordinary income in the year of expiration equal to the amount of cash or the fair market value of the common stock that the Award holder would have received if he or she had exercised the Stock Appreciation Right immediately before it expired.

The Board unanimously recommends a vote “FOR” the adoption of the 2011 Stock Incentive Plan.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, to our knowledge, the beneficial ownership of Concurrent’s common stock as of August 8, 2011, for directors, the NEOs and directors and officers as a group.

	Number of Shares Beneficially Owned(1)		Options Exercisable Within 60 Days(2)	Percent of Outstanding Shares(3)

Directors and Named Executive Officers:
Emory O. Berry	87,168	(4)	34,000	1.3
Charles Blackmon	15,830	(5)	7,000	*
Larry L. Enterline	15,830		4,000	*
C. Shelton James	17,480	(6)	7,000	*
Dan Mondor	189,423	(7)	45,001	2.5
Steve G. Nussrallah	20,830		7,000	*
Kirk L. Somers	70,610	(8)	36,959	1.2

Directors, Named Executive Officers, and other current officers as a group (7 persons)	417,171		140,960	6.0

Five Percent Plus Stockholders:
Dimensional Fund Advisors, Inc.	559,353	(9)		6.0
Mercury Funds	460,775	(10)		5.0
Skellig Capital Management LLC and Robert M. Neal	549,965	(11)		5.9
Royce & Associates, LLC	478,597	(12)		5.2

*      Less than 1.0%

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  This table is based upon information supplied by NEOs, directors and principal stockholders, and Schedule 13s filed with the SEC.

(2)	Represents shares that can be acquired through stock option exercises on or before October 26, 2011.

(3)
Based on an aggregate of 9,265,179 shares of common stock outstanding as of July 28, 2011.  Assumes that all options exercisable on or prior to October 26, 2011, owned by this person are exercised.  The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.

(4)	Includes 736 shares held for the benefit of Mr. Berry in Concurrent’s 401(k) Retirement Savings Plan.

(5)	Includes 4,000 shares that are held by Mr. Blackmon’s spouse.

(6)	Includes 200 shares that are held by Mr. James’ spouse.

(7)	Includes 1,001 shares held for the benefit of Mr. Mondor in Concurrent’s 401(k) Retirement Savings Plan.

(8)	Includes 1,573 shares held for the benefit of Mr. Somers in Concurrent’s 401(k) Retirement Savings Plan.

(9)
Represents shares of common stock beneficially owned by Dimensional Fund Advisors, Inc. (“DFA”).  The address of DFA is 6300 Bee Cave Road, Austin, TX 78746-5149.  This information is included in reliance upon a Schedule 13G/A filed by DFA with the SEC as of February 11, 2011.

(10)
Represents shares of common stock beneficially owned by Mercury Fund VIII, Ltd. (“Mercury VIII”), Mercury Fund IX, Ltd. (“Mercury IX”), Mercury Ventures II, Ltd. (“Mercury Ventures II”), Mercury Management, L.L.C. (“Mercury Management”), and Kevin C. Howe (“Mr. Howe”) (collectively, the “Mercury Funds”).   Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, which is the General Partner of Mercury VIII and Mercury IX.  Mercury Funds have shared dispositive and voting power with respect to 460,775 shares.  The address of Mercury Funds is 501 Park Lake Drive, McKinney, TX 75070.  This information is included in reliance upon a Schedule 13G filed by Mercury Funds with the SEC as of January 31, 2011.

(11)
Represents shares of common stock beneficially owned by Skellig Capital Management LLC (“Skellig Capital”) and Robert M. Neal, its managing member (“Mr. Neal”)(together, “Skellig”).  Skellig Capital and Mr. Neal have shared beneficial ownership of 549,965 shares of common stock.  The address of Skellig is 117 East 55th Street, New York, NY 10022.  This information is included in reliance upon a Schedule 13D filed by Skellig with the SEC as of May 19, 2011.

(12)
Represents shares of common stock owned by Royce & Associates, LLC (“Royce”).  Royce has beneficial ownership of 478,597 shares of common stock.  Royce is located at 745 Fifth Avenue, New York, NY  10151.  This information is included in reliance upon a Schedule 13G filed by Royce with the SEC as of January 12, 2011.

OTHER MATTERS

Expenses of Solicitation

All costs of solicitation of proxies will be borne by Concurrent.  In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews.  Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Certain Relationships and Related Party Transactions

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions.  Although we have not entered into any transactions with any immediate family member of a director or executive officer of Concurrent, if we were to do so, any such transaction would need to be reviewed and approved by our Audit Committee.  A report is made to our Audit Committee annually by our management and our independent auditor disclosing any known related party transactions.  No reportable transactions occurred during fiscal year 2011 or fiscal year 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of ownership of Concurrent’s securities and changes in such ownership with the SEC.  Officers, directors and ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of copies of the Section 16(a) filings filed by our officers and directors and persons who beneficially own more than ten percent of our common stock and written representations from certain reporting persons, we believe all required Section 16(a) reports were timely filed in fiscal year 2011.

Householding

As permitted by the Exchange Act, only one copy of the proxy statement and annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy statement or annual report.  We will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed.  Requests for additional copies should be directed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement or annual report may contact the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, to request multiple copies in the future.  Stockholders residing at the same address and currently receiving multiple copies may contact the corporate secretary to request that only a single copy of the proxy statement and annual report be mailed in the future.

2012 Stockholder Proposals

Proposals of stockholders for possible consideration at the 2012 Annual Meeting of Stockholders (expected to be held in October 2012) must be received by the corporate secretary of Concurrent not later than May 13, 2012 to be considered for inclusion in the proxy statement for that meeting, if appropriate for consideration under applicable securities laws.  Stockholder proposals should be sent to:

Concurrent Computer Corporation
4375 River Green Parkway
Suite 100
Duluth, Georgia 30096
Attn: Corporate Secretary

In addition, a stockholder may bring business before the 2012 Annual Meeting of Stockholders, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Concurrent’s Bylaws.  The Bylaws require that, for proposals for the 2012 Annual Meeting of Stockholders, a stockholder must:

•
provide written notice that is received by the corporate secretary of Concurrent between June 28, 2012 and July 28, 2012; provided, however, that if the 2012 Annual Meeting of Stockholders is not scheduled to be held between September 26, 2012 and November 26, 2012, to be timely the stockholder’s notice must be so received not later than the close of business on the later (1) the tenth day following the day of the public disclosure of the date of the annual meeting or (2) 90 days prior to the date of the annual meeting; and

•	supply the additional information listed in Article V of Concurrent’s Bylaws and update such information as required by the Bylaws.

The foregoing description is only a summary of the requirements of the Bylaws. Stockholders intending to submit a nomination or a proposal of other business for the 2012 Annual Meeting of Stockholders must comply with the provisions specified in the Bylaws, which were filed as an exhibit to a Form 8-K on September 9, 2011.

Management generally will be able to vote proxies in its discretion unless the proponent of a stockholder proposal (a) provides Concurrent with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Concurrent with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal.

Other Matters

The Board does not know of any other matters which may come before the meeting.  If any other matters are properly presented to the meeting, the proxy holders intend to vote, or otherwise to act, in accordance with their judgment on such matters.

By Order of the Board,

/s/ Kirk L. Somers
Kirk L. Somers
Executive Vice President& Secretary
Duluth, Georgia
September 12, 2011

ANNEX I
CONCURRENT COMPUTER CORPORATION
2011 STOCK INCENTIVE PLAN

SECTION 1.         Purpose.  The purpose of the Concurrent Computer Corporation 2011 Stock Incentive Plan is to advance the interests of Concurrent Computer Corporation (the “Company”) by enabling officers, employees, non-employee directors and consultants of the Company and its Affiliates to participate in the Company’s future and to enable the Company to attract and retain such persons by offering them proprietary interests in the Company.

SECTION 2.          Definitions.  For purposes of the Plan, the following terms are defined as set forth below:

a.
“Affiliate” means a corporation or other entity controlled (as determined by the Committee) directly, or indirectly through one or more intermediaries, by the Company and designated by the Committee as such.

b.	“Award” means an award granted to a Participant in the form of a Stock Appreciation Right, Stock Option, or Restricted Stock, or any combination of the foregoing.

c.	“Board” means the Board of Directors of the Company.

d.	“Cause” shall have the meaning set forth in Section 9.

e.	“Change of Control” shall have the meaning set forth in Section 12.

f.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

g.	“Committee” means the Committee referred to in Section 5.

h.	“Company” means Concurrent Computer Corporation, a Delaware corporation.

i.
“Disability” means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan (provided, in the case of Incentive Stock Option "Disability" is determined consistent with permanent and total disability as defined in Section 22(e)(3) of the Code).

j.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

k.
“Fair Market Value” means the closing sale price as of any given date of a share of Stock if the Stock is listed on a national securities exchange or quoted on the NASDAQ system or, if no such closing price is available on such date, such closing price as reported for the immediately preceding business day.  If the Stock is not listed on a national securities exchange or quoted on the NASDAQ system, the Fair Market Value of the Stock shall be determined by the Committee in good faith.

l.	“Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

m.	“Non-Employee Director” means any director of the Company who is not an employee of the Company or any of its Affiliates.

n.	“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

o.	“Normal Retirement” means retirement from active employment with the Company or an Affiliate at or after age 65 or at such other age as may be specified by the Committee in the Award agreement.

p.
“Participant” means an officer, employee, Non-Employee Director or consultant of the Company or of an Affiliate to whom an Award has been granted that has not terminated, expired or been fully exercised.

q.	“Plan” means the Concurrent Computer Corporation 2011 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

r.	“Prior Plan” means the Concurrent Computer Corporation Third Amended and Restated 2001 Stock Option Plan.

s.
“Restriction Period” means the period of time, which may be a single period or multiple periods, during which Restricted Stock awarded to a Participant remains subject to the Restrictions imposed on such Stock, as determined by the Committee.

t.
“Restrictions” means the restrictions and conditions imposed on Restricted Stock awarded to a Participant, as determined by the Committee, that must be satisfied in order for the Restricted Stock to vest, in whole or in part, in the Participant.

u.
“Restricted Stock” means an award of Stock subject to Restrictions whereby the Participant’s rights to full enjoyment of the Stock are conditioned upon the future performance of substantial services or are otherwise subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

v.	“Restricted Stock Agreement” means a written agreement between a Participant and the Company evidencing an Award of Restricted Stock.

w.	“Restricted Stock Award Date" means the date on which the Committee awarded Restricted Stock to the Participant.

x.	“Retirement” means Normal Retirement or early retirement if the Company’s Profit Sharing and Savings Plan provides for same.

y.	“Rule 16b-3” means the exemption under Rule 16b-3 to Section 16(b) of the Exchange Act, as amended from time to time.

z.	“Stock” means common stock, $.01 per share par value, of the Company.

aa.	“Stock Appreciation Right” means a right granted under Section 10 to receive the appreciation in a share of Stock.

bb.	“Stock Option” or “Option” means an option granted under Section 9.

cc.
“Termination of Employment” means the termination of a Participant’s employment with the Company and any Affiliate.   A Participant employed by an Affiliate also shall be deemed to incur a Termination of Employment if the Affiliate ceases to be an Affiliate and the Participant does not immediately thereafter become an employee of the Company or another Affiliate.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.  For purposes of the definitions set forth in this Section 2, the singular shall include the plural and the plural shall include the singular.

SECTION 3.          Effective Date.  The effective date of the Plan shall be November 1, 2011.  From and after the Effective Date, no further Awards shall be made under the Prior Plan; however, Awards made under the Prior Plan before the Effective Date shall continue in effect in accordance with their terms.

SECTION 4.          Stock Subject to Plan.

The number of shares of Stock reserved and available for issuance pursuant to Awards under the Plan effective November 1, 2011, shall be 500,000 shares of Stock.  These 500,000 shares will include unissued shares previously reserved and available for distribution under the Prior Plan, unless subject to an outstanding award under the Prior Plan.  As of September 1, 2011 there were 308,088 shares available for distribution under the Prior Plan.    Shares of Stock reserved and available for issuance pursuant to Awards under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.  A maximum of all shares of Stock may be issued under the Plan pursuant to Incentive Stock Options.

If any shares of Stock cease to be subject to a Stock Option (as a result of cancellation, expiration or exchange of such Option), if any shares of Restricted Stock are forfeited, or if any Award otherwise terminates without a distribution being made to the Participant in the form of Stock, such shares shall again be available for Awards under the Plan.

In the event of any merger, reorganization, consolidation, recapitalization (including, but not limited to, the issuance of Stock or any securities convertible into Stock in exchange for securities of the Company), stock dividend, stock split or reverse stock split, extraordinary distribution with respect to the Stock or other similar change in corporate structure affecting the Stock, such substitution or adjustments shall be made in the aggregate number of shares reserved for issuance under the Plan, the annual grant caps described in Section 6, and the number shares and the Option price or Stock Appreciation Right grant price of shares subject to outstanding Awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion; provided, however, that the number of shares subject to any Award always shall be a whole number.  In addition, the Committee shall have the right (in any manner that the Committee in its discretion deems consistent with Section 424(a) of the Code and without regard to the annual grant caps described in Section 6) to make any Award to effect the assumption of, or the substitution for, stock option, stock appreciation right and restricted stock grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such stock option, stock appreciation right and restricted stock grants.

SECTION 5.           Administration.

The Plan shall be administered by the Compensation Committee (“Committee”) of the Board or such other committee of the Board, composed of not less than two (2) members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a “non-employee director” under Rule 16b-3 and an “outside director” under Section 162(m) of the Code.  If at any time no Committee shall be in place, the functions of the Committee specified in the Plan shall be exercised by the Board.

The Committee shall have plenary authority to grant Awards to officers, employees, Non-Employee Directors and consultants of the Company or an Affiliate.

Among other things, the Committee shall have the authority, subject to the terms of the Plan,

(a)	to select the officers, employees and consultants to whom Awards may from to time be granted;

(b)	to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights and Restricted Stock, or any combination thereof, are to be granted hereunder;

(c)	to determine the number of shares of Stock to be covered by each Award granted hereunder;

(d)
to determine the terms and conditions of any Award granted hereunder (including, but not limited to, date of Awards, the Option price, any vesting restrictions or limitation, any repurchase rights in favor of the Company and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Stock relating thereto, based on such factors as the Committee shall determine);

(e)	to determine under what circumstances an Award may be settled in cash or Stock;

(f)	to determine Fair Market Value;

(g)
to make all determinations under the Plan concerning any Participant’s Termination of Employment, including whether such Termination of Employment occurs by reason of Cause, Disability, Retirement or in connection with a Change in Control, and whether a leave constitutes a Termination of Employment; and

(h)
to exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from to time, deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto); and to otherwise supervise the administration of the Plan.

The Committee may act only by a majority of its members then in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee.

Any determination made by the Committee pursuant to the provisions of the Plan with respect to any Award shall be made in its sole discretion at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter.  All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

SECTION 6.          Eligibility and Annual Grant Caps.

Officers, employees, Non-Employee Directors and consultants of the Company and its Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company and its Affiliates are eligible to be granted Awards under the Plan.  Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Award under the Plan shall not be eligible to receive an Award under the Plan for the duration of the waiver.

No officer, employee, Non-Employee Directors or consultant shall be granted in any calendar year Options to purchase more than 100,000 shares of Stock, Stock Appreciation Rights based on the appreciation with respect to more than 100,000 shares of Stock, or Awards of Restricted Stock for more than 100,000 shares of Stock.

SECTION 7.          Intentionally Left Blank

SECTION 8.          Duration of the Plan.  The Plan shall terminate ten (10) years from the effective date specified in Section 3, unless terminated earlier pursuant to Section 13, and no Options may be granted thereafter.

SECTION 9.          Stock Options.

Stock Options granted under the Plan may be of two types:  Incentive Stock Options and Non-Qualified Stock Options.  Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee shall have the authority to grant any officer, employee, Non-Employee Director or consultant of the Company or of an Affiliate Stock Options (with or without Stock Appreciation Rights).  Incentive Stock Options may be granted only to employees of the Company and its subsidiary corporations (within the meaning of Section 424(f) of the Code).  To the extent that any Stock Option is not designated as an Incentive Stock Option, or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

Stock Options shall be evidenced by Option agreements, the terms and provisions of which may differ.  An Option agreement shall indicate on its face whether it is an agreement for an Incentive Stock Option or a Non-Qualified Stock Option.  The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a Participant in any grant of a Stock Option, determines the number of shares of Stock to be subject to such Stock Option to be granted to such individual and takes such other action as necessary for the grant of the Stock Option.  The Company shall notify a Participant of any grant of a Stock Option, and a written Option agreement shall be duly executed and delivered by the Company to the Participant.  Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422 of the Code.

Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)    Option Price.  The Option price per share of Stock purchasable under an Option shall be determined by the Committee and set forth in the Option agreement, and shall not be less than the Fair Market Value of a share of Stock subject to the Option on the date of grant of the Option (or, in the case of an Incentive Stock Option granted to a “10 percent” stockholder under Section 422(b)(6) of the Code, shall not be less than 110% of the Fair Market Value of a share of Stock subject to the Option on the date of grant of the Option).

(b)    Option Term.  The term of each Stock Option shall be ten (10) years, unless otherwise specified by the Committee in the written option agreement (provided that no Option shall be exercisable more than ten (10) years after the date of grant and no Incentive Stock Option granted to a “10 percent” stockholder under Section 422(b)(6) of the Code shall be exercisable more than five (5) years after the date of grant).

(c)    Exercisability.  Subject to Section 12, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.  If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.  In addition, the Committee may at any time, accelerate the exercisability of any Stock Option.

(d)    Method of Exercise.  Subject to the provisions of this Section 9, Stock Options may be exercised (to the extent then exercisable), in whole or in part, at any time during the Option term by giving written notice of exercise to the Company specifying the number of shares of Stock subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept.  If approved by the Committee, payment in full or in part also may be made in the form of unrestricted Stock already owned by the optionee of the same class as the Stock subject to the Stock Option; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Stock of the same class as the Stock subject to the Stock Option shall be authorized only at the time the Stock Option is granted.

In the discretion of the Committee, payment for any Stock subject to an Option also may be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the purchase price.  To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.  The value of already owned shares of Stock exchanged in full or partial payment for the shares purchased upon the exercise of an Option shall be equal to the aggregate Fair Market Value of such already owned shares of Stock on the date preceding the exercise of such Option (and transfer of such already owned shares to the account of the Company).

(e)    Non-transferability of Options.  No Stock Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, by the optionee other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee or by the guardian or legal representative of the optionee, it being understood that the terms “holder” and “optionee” include the guardian and legal representative of the optionee named in the Option agreement and any person to whom an Option is transferred by will or the laws of descent and distribution.

(f)     Termination by Death.  If an optionee’s employment terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(g)    Termination by Reason of Disability.  If any optionee’s employment terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine, for a period of one year (or such shorter period as the Committee may specify at grant) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such one-year period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such one-year period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(h)    Other Termination.  If an optionee incurs a Termination of Employment for any reason other than death, Disability or Cause, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine, for a period of three (3) months (or such shorter period as the Committee may specify at grant) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is shorter.  If an optionee incurs a Termination of Employment by the Company or an Affiliate for Cause, any Stock Option held by such optionee shall thereupon immediately terminate in full.  Unless otherwise determined by the Committee at the time of grant of an Option, for the purposes of the Plan, “Cause” shall have the same meaning as that set forth in any employment or severance agreement in effect between the Company and the Participant at the time of determination.  If there is no such employment or severance agreement, “Cause” shall have the same meaning as set forth in the Award or if there is no such definition in the Award, “Cause” shall mean (1) the conviction of the optionee for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling the optionee’s employment duties (or duties as a director, in the case of a Non-Employee Director), or (3) willful and deliberate failure on the part of the optionee to perform his or her employment duties (or duties as a director, in the case of a Non-Employee Director) in any material respect.

(i)     $100,000 Limit for Incentive Stock Options.  No Stock Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the shares of Stock subject to the Option that would first become exercisable in any calendar year exceeds $100,000.  Any such excess instead automatically shall be treated as a Non-Qualified Stock Option.  The Committee shall interpret and administer the Incentive Stock Option limitation set forth in this Section 9(i) in accordance with Section 422(d) of the Code, and the Committee shall treat this Section 9(i) as in effect only for those periods for which Section 422(d) of the Code is in effect.

(j)     Cashing out of Option.  On receipt of written notice of exercise, the Committee may elect to cash out all or part of any Stock Option to be exercised by paying the optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of a share of Stock that is the subject of the Option exercise over the Option price times the number of shares of Stock subject to the Option on the effective date of such cash out.

SECTION 10.        Stock Appreciation Rights.

Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted any officer, employee, Non-Employee Director or consultant of the Company or of an Affiliate at any time and from time to time as shall be determined by the Committee.  The Committee may grant Stock Appreciation Rights (a) in connection with, and at the Grant Date of, a related Option (a Tandem SAR), or (b) independent of, and unrelated to, an Option (a Freestanding SAR).  The Committee shall have complete discretion in determining the number of shares of Stock to which a Stock Appreciation Right pertains (subject to Section 6) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to any Stock Appreciation Right.

Stock Appreciation Rights shall be evidenced by Stock Appreciation Rights agreements, the terms and provisions of which may differ.  The grant of Stock Appreciation Rights shall occur on the date the Committee by resolution selects an individual to be a Participant in any grant of Stock Appreciation Rights, determines the number of shares of Stock to be subject to such Stock Appreciation Rights to be granted to such individual and takes such other action as necessary for the grant of the Stock Appreciation Rights.  The Company shall notify a Participant of any grant of Stock Appreciation Rights, and a written Stock Appreciation Rights agreement shall be duly executed and delivered by the Company to the Participant.

Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)    Grant Price.  The grant price for each Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the grant date of such Freestanding SAR.  The grant price of a Tandem SAR shall be equal to the Option price of the related Option.

(b)    Term of Stock Appreciation Right.  The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that the term of any Tandem SAR shall be the same as the related Option.

(c)    Exercisability.  A Tandem SAR shall entitle a Participant to elect, in lieu of exercising his or her unexercised related Option for all or a portion of the shares of Stock for which such Option is then exercisable pursuant to its terms, to surrender such Option to the Company with respect to any or all of such shares of Stock and to receive from the Company in exchange therefor a payment described in Section 10(d).  An Option with respect to which a Participant has elected to exercise a Tandem SAR shall, to the extent of the shares of Stock covered by such exercise, be canceled automatically and surrendered to the Company.  Such Option shall thereafter remain exercisable according to its terms only with respect to the number of shares of Stock as to which it would otherwise be exercisable, less the number of shares of Stock with respect to which such Tandem SAR has been so exercised.  Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an Incentive Stock Option  (a) the Tandem SAR will expire no later than the expiration of the related Incentive Stock Option; (b) the value of the payment with respect to the Tandem SAR may not exceed the difference between the Fair Market Value of the shares of Stock subject to the related Incentive Stock Option at the time the Tandem SAR is exercised and the Option Price of the related Incentive Stock Option; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the shares of Stock subject to the Incentive Stock Option exceeds the Option Price of the Incentive Stock Option.  A Freestanding SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, in accordance with the Plan, determines and sets forth in the Award Agreement.

(d)    Payment of SAR Amount.  Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a share of Stock on the date of exercise over the Grant Price of the SAR, by the number of shares of Stock with respect to which the Stock Appreciation Right is exercised.  Notwithstanding the foregoing, the Committee may establish and set forth in the applicable Award Agreement a maximum amount per share of Stock that will be payable upon the exercise of a Stock Appreciation Right.  At the discretion of the Committee, such payment upon exercise of a Stock Appreciation Right shall be in cash, in shares of Stock of equivalent Fair Market Value, or in some combination thereof.

(e)    Rights as a Stockholder.  A Participant receiving a Stock Appreciation Right shall have the rights of a stockholder only as to shares of Stock, if any, actually issued to such Participant upon satisfaction or achievement of the terms and conditions of the Award, and in accordance with the provisions of the Plan and the applicable Award Agreement.

(f)     Termination of Employment or Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions under which a Stock Appreciation Right shall remain exercisable, if at all, upon a Termination of the Participant; provided, however, that in no event may a Stock Appreciation Right be exercised after the expiration date of such Stock Appreciation Right specified in the applicable Award Agreement.  The provisions of Section 9(f), 9(g) and 9(h) above shall apply to any Stock Appreciation Right if the Award Agreement evidencing such Stock Appreciation Right does not specify the terms and conditions upon which such SAR shall be forfeited or be exercisable or  terminate upon, or after, a Termination of the Participant.

(g)    Non-transferrability.  No Stock Appreciation Right may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, by the Participant other than by will or by the laws of descent and distribution.

SECTION 11.        Terms of Restricted Stock Awards.

Subject to and consistent with the provisions of the Plan, with respect to each Award of Restricted Stock to a Participant, the Committee shall determine:

(a)    the terms and conditions of the Restricted Stock Agreement between the Company and the Participant evidencing the Award;

(b)    the Restriction Period for all or a portion of the Award, which Restriction Period may differ with respect to each Participant but shall be at least three (3) years, unless the Restriction(s) applicable to the Award are based on the attainment of specific corporate, divisional or individual performance standards or goals, in which case no more than 5% of the shares authorized will be granted with performance restrictions that can all lapse within one (1) year;

(c)    the Restriction(s) applicable to the Award, including, but not limited to, continuous employment with the Company or an Affiliate for a specified term or the attainment of specific corporate, divisional or individual performance standards or goals, which Restriction(s) may differ with respect to each Participant;

(d)    whether the Participant shall receive the dividends and other distributions paid with respect to the Award as declared and paid to the holder of the Stock during the Restriction Period or whether such dividends or other distributions shall be withheld by the Company for the account of the Participant until the Restriction Period has expired or the Restriction(s) have been satisfied, and whether interest shall be paid on such dividends and other distributions withheld, and if so, the rate of interest to be paid; and

(e)    the percentage of the Award that shall vest in the Participant in the event of death, Disability or Retirement prior to the expiration of the Restriction Period or the satisfaction of the Restriction(s) applicable to the Award.

Upon an Award of Restricted Stock to a Participant, the stock certificate representing the Restricted Stock shall be issued in the name of the Participant, or otherwise shall be transferred to the name of the Participant on the books and records of the Company, whereupon the Participant shall become a stockholder of the Company with respect to such Restricted Stock and shall be entitled to vote the Stock.  Any stock certificates issued to the Participant shall be held in custody by the Company, together with stock powers executed by the Participant in favor of the Company, until the Restriction Period expires and the Restriction(s) imposed on the Restricted Stock are satisfied. Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Restriction Period.  Unless otherwise determined by the Committee and set forth in a Participant’s Restricted Stock Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Restricted Stock shall be granted the right to exercise full voting rights with respect to those shares during the Restriction Period.

SECTION 12.        Change of Control.

Unless an Award agreement provides otherwise, upon the occurrence of a Change of Control,

(a)
any and all outstanding Options and Stock Appreciation Rights shall become immediately exercisable, and the Committee, in its discretion, shall have the right (but not the obligation) to cash out prior to the transaction each Option and Stock Appreciation Right by paying the optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of a share of Stock over the Option price per share of Stock times the number of shares of Stock subject to the Option on the effective date of the cash out (in which event each Option and Stock Appreciation Right shall thereupon expire); and

(b)
the Restriction Period and Restriction(s) imposed on the Restricted Stock shall lapse, and the Restricted Stock shall vest in the Participant, and any dividends and distributions paid with respect to the Restricted Stock that were escrowed during the Restriction Period shall be paid to the Participant.

For purposes of this Plan, “Change of Control” means the occurrence of any of the following events:

(a)
the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder, including, without limitation, Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(i)
an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii)
an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(iii)	an acquisition of voting securities pursuant to a transaction described in clause (c) below that would not be a Change of Control under clause (c);

(b)	a change in the composition of the Board that causes less than a majority of the directors of the Company to be directors that meet one or more of the following descriptions:

(i)	a director who has been a director of the Company for a continuous period of at least 24 months, or

(ii)
a director whose election or nomination as director was approved by a vote of at least two-thirds of the then directors described in clauses (b)(i), (ii), or (iii) by prior nomination or election, but excluding, for the purpose of this sub clause (ii), any director whose initial assumption of office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of the Company’s assets, consolidation, reorganization, or business combination that would be a Change of Control under clause (c) on consummation thereof, or

(iii)	who were serving on the Board as a result of the consummation of a transaction described in clause (c) that would not be a Change of Control under clause (c);

(c)
the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than in a transaction

(i)
that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)
after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time), and

(iii)
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity, unless the Board determines in its discretion that beneficial ownership by a person or group of voting securities representing 50% or more of the combined voting power of the Successor Entity shall not be deemed a Change of Control; or

(d)	a liquidation or dissolution of the Company.

For purposes of clarification, an acquisition of Company securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities is not to be treated as an “acquisition” by any person or group for purposes of clause (a) above.  For purposes of clause (a) above, the Company makes the calculation of voting power as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of clause (c) above, the Company makes the calculation of voting power as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

SECTION 13.        Amendments and Termination.

The Board may, at any time and without prior notice, amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made that would (i) impair the rights of an Award theretofore granted without the Participant’s consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or (ii) disqualify the Plan from the exemption provided by Rule 16b-3.  In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent (a) such approval is required by law or agreement (including the applicable regulations and rules of the SEC and any national securities exchange on which the Stock is traded), (b) such amendment materially increases the benefits accruing to Participants under the Plan, materially modifies the requirements as to eligibility for participation in the Plan, (c) except as is provided in Section 4, such amendment increases the maximum number of shares of Stock which may be sold or awarded under the Plan, increases the maximum limitations set forth in Section 6, or decreases the minimum Option price or Stock Appreciation grant price requirements of Sections 9 and 10, respectively; or (d) such amendment extends the duration of the Plan or the maximum period during which Options or Stock Appreciation Rights may be exercised under the Plan.

The Committee may, at any time and without prior notice, amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Award holder without the holder’s consent, except such an amendment made to cause the Plan or Award to qualify for the exemption provided by Rule 16b-3; provided that no Stock Option or other Award may be amended retroactively without stockholder approval.  Except as otherwise provided in Section 4, neither the Board nor the Committee may take any action:  (1) to amend the terms of an outstanding Option or Stock Appreciation Right to reduce the Option price or grant price thereof, cancel an Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right with a lower Option price or grant price, or that has an economic effect that is the same as any such reduction or cancellation; or (2) to cancel an outstanding Option or Stock Appreciation Right  in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the stockholders of Company of such action.

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments, and to grant Awards that qualify for beneficial treatment under such rules without stockholder approval.

SECTION 14.        General Provisions.

(a)	Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation arrangements for its employees.

(b)
The Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the employment of any employee at any time.

(c)
No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Company, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  No federal tax withholding shall be effected under the Plan that exceeds the minimum statutory federal withholding requirements.

(d)	The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

(e)
Agreements entered into by the Company and Participants relating to Awards under the Plan, in such form as may be approved by the Committee from time to time, to the extent consistent with or permitted by the Plan shall control with respect to the terms and conditions of the subject Award.  If any provisions of the Plan or any agreement entered into pursuant to the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Plan or the subject agreement.

(f)
As a condition to the grant of an Award, or the issuance of shares of Stock subject to an Award, the Committee may prescribe corporate, divisional, and/or individual performance goals applicable to all or any portion of the shares subject to the Award.  Performance goals may be based on achieving a certain level of revenue, earnings, earnings per share, net income, return on equity, return on capital, return on assets, total stockholder return, return on sales or cash flow, or any combination thereof, of the Company or the Company and its Affiliates, or any division thereof, or on the extent of changes in such criteria.

(g)
All references to sections are to sections of the Plan unless otherwise indicated.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(h)
It is the intention of the Company that no Award shall be deferred compensation subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise. To the extent the Committee determines that an Award will be subject to Section 409A of the Code, including any rules for payment, including elective or mandatory deferral of the payment or delivery of cash or shares of Stock pursuant thereto, and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement and shall be intended to comply in all respects with Section 409A of the Code, and the Plan and the terms and conditions of such Awards shall be interpreted and administered accordingly.  The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A.  Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, no event or condition shall constitute a Change in Control with respect to an Award to the extent that, if it were, a 20% additional income tax would be imposed under Section 409A of the Code on the Participant who holds such Award; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (for example, if applicable, in respect of vesting without an acceleration of payment of such an Award) without causing the imposition of such 20% tax.

(i)
The Company and Affiliates shall have the right to offset against the obligations to make payment or issue any shares of Stock to any Participant under the Plan, any outstanding amounts (including travel and entertainment advance balances, loans, tax withholding amounts paid by the employer or amounts repayable to the Company or Affiliate pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Company or Affiliate and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

ANNUAL MEETING OF STOCKHOLDERS OF CONCURRENT COMPUTER CORPORATION October 26, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at www.ccur.com/fy11proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect five Directors to serve until the next annual meeting of stockholders. O Charles Blackmon O Larry L. Enterline O C. Shelton James O Dan Mondor O Steve G. Nussrallah 2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 2012. 3. To approve the adoption of the 2011 Stock Incentive Plan. In the discretion of the proxies, on any other matter that may properly come before the meeting or any adjournment thereof. The Board of Directors recommends a vote FOR the election of Messrs. Blackmon, Enterline, James, Mondor and Nussrallah as Directors in Proposal 1, FOR the ratification of appointment of Deloitte & Touche LLP in Proposal 2, and FOR the adoption of the 2011 Stock Incentive Plan. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON OCTOBER 26, 2011. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2. AND 3 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- Please detach along perforated line and mail in the envelope provided. ---------------- 20530000000000000000 7 102611 FOR AGAINST ABSTAIN 0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ----------------14475

CONCURRENT COMPUTER CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 26, 2011 The undersigned hereby appoints Dan Mondor and Emory O. Berry, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Concurrent Computer Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on October 26, 2011, at 8:00 a.m., local time, at the Company’s Headquarters, 4375 River Green Parkway, Ste. 100, Duluth, GA 30096, and at any adjournment thereof. This appointment relates to the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and upon any other business that may properly come before the Annual Meeting of Stockholders or any adjournment thereof. By signing this Proxy, the undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. The proxies are directed to vote on the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof. (Continued and to be signed on the reverse side)